UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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SIGNET JEWELERS LIMITED

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Clarendon House
2 Church Street
Hamilton HM11
Bermuda
April 30, 2019
DEAR FELLOW SHAREHOLDERS

On behalf of our entire Board, we invite you to the 2019 Annual Meeting of Shareholders of Signet Jewelers Limited, which will be held at the Hamilton Princess, 76 Pitts Bay Road, Hamilton, HM 08, Bermuda, on Friday, June 14, 2019 at 11:00 a.m. Atlantic Time.

Signet Jewelers is the world’s largest retailer of diamond jewelry, with a strong store presence across North America and the UK and a growing OmniChannel business. However, the pace at which the jewelry industry is changing has reinforced our need to transform as a company. Fiscal 2019 was the first year of a multi-year plan to accomplish this transformation.
The Path to Brilliance transformation plan was designed by our management team under the leadership of our CEO Virginia C. “Gina” Drosos. Your Board reviewed the development of the plan at critical stages and regularly monitors its execution. While we made meaningful progress against the goals of the plan in Fiscal 2019, we had a difficult fourth quarter, which affected our full year results. The Board continues to believe that the Path to Brilliance plan is the right one for Signet. We believe that with effective execution of the plan, Signet will be positioned for both sustainable growth and shareholder return.
The Path to Brilliance transformation plan is focused on three strategic priorities: Customer First, OmniChannel and a Culture of Agility and Efficiency. During the year, we made important progress on building capabilities that we believe form the foundation of future Signet growth. We saw improvements from many of our initiatives, including double-digit eCommerce growth, and launched several new designs within Enchanted Disney and Vera Wang Love, as well as an expanded gold product offering across many of our stores. While these were insufficient to fully offset declines in our legacy collections, we believe that Signet has laid the foundation for stronger growth.
Our results in Fiscal 2019 signaled the need to accelerate our efforts in Fiscal 2020. Gina and her team conducted a deep dive on lessons learned during the first year of the plan and have laid out bold actions to grow our business. The vision remains the same - to redefine Signet from a legacy mall retailer and claim our position as the innovative, trusted OmniChannel jewelry market leader, delivering long-term sustainable growth and a strong value proposition to our customers, investors and employees.
In Fiscal 2020, Gina and her leadership team, including our new Chief Financial Officer Joan M. Hilson, who took the helm April 4, 2019, are highly focused on continuing to deliver cost savings to invest in growth initiatives underpinning our strategy. It is the priority of your Board to fully support the management team in Year Two of this transformation.
We continually review our Board’s composition to seek opportunities to broaden its expertise and diversity of thought. Providing guidance for our management team requires a mix of skills and experience, and in October 2018, Zackery A. Hicks joined our Board, bringing strong expertise in digital and technological solutions. He currently serves as Executive Vice President and Chief Digital Officer at Toyota Motors North America, Inc.
All directors are elected annually, and this year, the Board is asking shareholders to consider 11 nominees to serve, including a new nominee, Jonathan Seiffer, Senior Partner with Leonard Green & Partners, L.P., who brings financial, retail and transformation expertise.
In addition, this year at our Annual Meeting of Shareholders, we will recognize the retirement of two long-serving and dedicated Directors - Marianne Miller Parrs and Thomas Plaskett. Marianne and Tom joined our Board in 2008. These retirements align with our policy on tenure and term limits. We appreciate Marianne’s and Tom’s tireless dedication and their contributions to our shareholders and to management during the past decade.
Looking ahead, our Board is also working with management to ensure we are strengthening our capabilities in areas such as risk management and cybersecurity. It is important to have a proactive and systemic approach for anticipating and mitigating risks for all our stakeholders. Our decisions are guided by a framework of strong corporate governance practices, which are listed on page 5. We believe they align with best practices for public companies and ensure accountability to you, our shareholders.
I hope you have read our Annual Report to Shareholders and specifically Gina’s CEO letter on the progress our team has made on the Path to Brilliance transformation plan and the exciting plans for Fiscal 2020. We believe that the initiatives under way will support our objective of being the innovative, trusted OmniChannel jewelry market leader.
We have a responsibility to our shareholders, employees, and communities to deliver purposeful achievements that go beyond our financial commitments. Our third annual Corporate Social Responsibility Report features the tremendous work of our many team members. We continue to build on our notable achievements in Responsible Sourcing, which are recognized by the industry around the world. We are making great strides in our People area, and for the first time, Signet was included in the 2019 Bloomberg Gender Equality Index for our work on inclusion and diversity.
Thank you for your support of our company. We ask that you carefully consider the information in this proxy statement related to various proposals.
Your Board of Directors is unwavering in its commitment to long-term success for our company, and we value your input and feedback.

Sincerely,
H. Todd Stitzer
Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:    Friday, June 14, 2019
Time:    11:00 a.m. Atlantic Time
Place:    Hamilton Princess, 76 Pitts Bay Road, Hamilton, HM 08, Bermuda
Notice is hereby given that the 2019 Annual Meeting of Shareholders (“Meeting”) of Signet Jewelers Limited (the “Company” or “Signet”) will be held at Hamilton Princess, 76 Pitts Bay Road, Hamilton, HM 08, Bermuda, on Friday, June 14, 2019 at 11:00 a.m. Atlantic Time, to consider the following items of business:

1.
Election of Directors to the Company’s Board of Directors to serve until the next Annual Meeting of Shareholders of the Company or until their respective successors are elected in accordance with the Bye-laws of the Company.

2.
Appointment of KPMG LLP as independent auditor of the Company, to hold office from the conclusion of this Meeting until the conclusion of the next Annual Meeting of Shareholders and to authorize the Audit Committee to determine its compensation.

3.	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (the “Say-on-Pay” vote).
In addition, the Company will consider the transaction of any other business properly brought at the Meeting or any adjournment or postponement thereof.
Each of the proposals to be presented at the Meeting will be voted upon by a poll.
The Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 (“Fiscal 2019”) as approved by the Board of Directors (the “Board”) will be presented at the Meeting.
The Board has fixed the close of business on Thursday, April 18, 2019, as the record date for the Meeting. All Shareholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Meeting and at any adjournment and continuation thereof.
Attendance at the Meeting will be limited to Shareholders of record, beneficial owners with evidence of ownership, corporate representatives of Shareholders, proxies, and guests invited by management. Any person claiming to be an authorized corporate representative of a Shareholder must, upon request, produce written evidence of such authorization.
The Meeting will be conducted pursuant to the Company’s Bye-laws and rules of order prescribed by the Chairman of the Meeting.
By Order of the Board
Lynn Dennison
Chief Legal & Transformation Officer and Corporate Secretary
April 30, 2019
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on June 14, 2019. The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy Card and the Annual Report to Shareholders are available at www.signetjewelers.com/shareholders.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE REGISTER YOUR VOTE BY APPOINTING A PROXY ELECTRONICALLY BY INTERNET OR, FOR U.S. SHAREHOLDERS, BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD, OR ALTERNATIVELY MARK, SIGN AND DATE THE PROXY CARD IN ACCORDANCE WITH THE INSTRUCTIONS THEREON AND MAIL IT PROMPTLY TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. YOUR PROXY IS REVOCABLE AT ANY TIME BY SENDING WRITTEN NOTICE OF REVOCATION OR BY SUBMISSION OF A PROPERLY EXECUTED PROXY BEARING A LATER DATE TO THE TRANSFER AGENT BY THE DEADLINE OF 12:01AM ATLANTIC TIME (4:01AM BRITISH SUMMER TIME) ON JUNE 14, 2019 (11:01PM EASTERN DAYLIGHT TIME ON JUNE 13, 2019) OR BY VOTING IN PERSON AT THE MEETING.

Proxy Statement Summary

Highlights of certain information in this Proxy Statement are provided below. As it is only a summary, please refer to the complete Proxy Statement and 2019 Annual Report to Shareholders before you vote.
2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: June 14, 2019, 11:00 a.m. Atlantic Time
Date proxy materials are first made available to Shareholders: April 30, 2019
Place: Hamilton Princess, 76 Pitts Bay Road, Hamilton, HM 08, Bermuda
Record Date: April 18, 2019
Electronic voting: Place your vote by visiting www.signetjewelers.com/shareholders

CORPORATE GOVERNANCE

Corporate governance reflects best practices.

•	All Directors are elected annually.

•	The Chairman of the Board is an independent Director.

•	All Directors are independent with the exception of the Chief Executive Officer (“CEO”).

•	Independent Chairman of the Board approves Board meeting agendas and oversees effective Board operation.

•	The Company has a separate Chairman and CEO.

•	The Company has majority voting for Director elections.

•	The Board has been significantly refreshed with the recent addition of three Directors.

•	The Board maintains a Diversity Policy.

•	50% of the Board is comprised of women and four women serve in Board leadership positions.

•	Executive sessions of independent Directors are held at each regularly scheduled Board meeting.

•	Company policy prohibits pledging and hedging of Company shares by Directors and employees (“Team Members”).

•	Executive officer and Director Share Ownership Policies have been adopted.

•	The Board regularly participates in CEO succession planning, and the Company maintains formal CEO and key executive officer succession plans.

•	Annual Board, Committee and Director evaluations are conducted, including periodic external Board evaluations.

•	Director Tenure Policy is in place.

•	Director skills matrix is reviewed and approved by the Board each year.

•	Each Director who was in office at the time attended at least 75% of Board and applicable committee meetings during Fiscal 2019.

•	All Directors in office at the time are required to attend the annual meeting of shareholders and all Directors then in office attended the 2018 Annual Meeting of Shareholders.

•	The Board oversees corporate social responsibility.

•	The Board oversees risk management.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal		Board’s Recommendation	Page
1.	Election of Director Nominees	FOR all Director Nominees	9
2.	Appointment of KPMG LLP as Independent Auditor to the Company until the conclusion of the next Annual Meeting of Shareholders	FOR	13
3.	Approval, on a Non-Binding Advisory Basis, of the Compensation of the Company’s Named Executive Officers (the Say-on-Pay vote)	FOR	14

EXECUTIVE COMPENSATION PROGRAMS ALIGNED WITH PERFORMANCE
Executive compensation programs are designed to attract, motivate and retain talent and align the interests of executives with Shareholders by paying for performance.
Signet’s compensation philosophy is to provide market-competitive programs, with pay directly linked to the achievement of short- and long-term business results that deliver against the Company’s strategy. Signet’s short-term incentive goals are driven by both top and bottom line financial performance. In addition, 65% of Signet’s long-term incentive awards for senior executives are performance-based restricted share units.
The Compensation Committee reviews program components, targets and payouts on an annual basis to assess the strength of pay-for-performance alignment. Performance is evaluated against short-term goals that support the Company’s long-term business strategy and long-term goals that measure the creation of long-term Shareholder value.
Executive compensation programs incorporate strong governance features.

•	Compensation Committee assesses the pay and performance alignment of incentive plans.

•	Substantial majority of long-term and short-term awards are performance-based.

•	Cash payments and equity awards following change of control require a “double trigger,” including a qualified termination to vest or be paid, unless awards are not assumed or replaced.

•	Clawback Policy is in place.

•	Share ownership guidelines are in place for executive officers and independent Directors.

•	Compensation Committee engages an independent compensation consultant.

•	Only limited perquisites are offered to executives.

•	No excise tax or income tax gross-ups are provided.

The Company received strong Shareholder support for the executive compensation program in place during the fiscal year ended February 3, 2018 (“Fiscal 2018”), with 92.6% of votes cast approving the advisory Say-on-Pay resolution in June 2018. As in prior years, the Committee considered this input from Shareholders as well as input from other stakeholders as part of its annual review of the executive compensation program. Following this review and based on the Committee’s assessment of the program, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for Fiscal 2019.
Please see the Compensation Discussion and Analysis (“CDA”) section of this Proxy Statement for a detailed description of executive compensation.

Ownership of the Company

SHAREHOLDERS WHO BENEFICIALLY OWN AT LEAST FIVE PERCENT OF THE COMMON SHARES
The table below shows all persons who were known to the Company to be beneficial owners (determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of more than five percent of the Common Shares as of April 18, 2019. The table is based upon reports filed with the United States Securities and Exchange Commission (the “SEC”). Copies of these reports are publicly available from the SEC on its website, www.sec.gov.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
BlackRock Inc. 55 East 52nd Street New York, NY 10055, USA	6,449,371(1)	12.4%
Leonard Green 11111 Santa Monica Boulevard, Suite 2000 Los Angeles, CA 90025, USA	7,103,750(2)	12%
Capital Research Global Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071, USA	5,677,760(3)	10.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355, USA	5,532,466(4)	10.65%
Orbis Investment Management Limited Orbis House, 25 Front Street Hamilton Bermuda HM11	4,324,057(5)	8.3%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746, USA	3,800,562(6)	7.32%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105, USA	3,346,747(7)	6.4%
Causeway Capital Management LLC 11111 Santa Monica Blvd, 15th Floor Los Angeles, CA 90025, USA	3,241,987(8)	6.25%
None of the Company’s Common Shares entitle the holder to any preferential voting rights.

(1)
Based upon a Schedule 13G/A filed on January 31, 2019, BlackRock Inc. reported beneficial ownership of 6,449,371 shares as follows: sole voting power over 6,298,996 shares and sole dispositive power over 6,449,371 shares.

(2)
Based upon a Schedule 13D filed on October 13, 2016, Green Equity Investors VI, L.P. (“GEI VI”), Green Equity Investors Side VI, L.P. (“GEI Side VI”), LGP Associates VI-A LLC (“Associates VI-A”) and LGP Associates VI-B LLC (“Associates VI-B”), GEI Capital VI, LLC, Green VI Holdings, LLC, Leonard Green & Partners, L.P., LGP Management Inc., Peridot Coinvest Manager LLC, and Jonathan D. Sokoloff (collectively, “Leonard Green”) jointly reported shared voting and shared dispositive power of 6,658,059 Common Shares. The Schedule 13D reports 625,000 Series A Convertible Preference Shares, par value $0.01 per share, which as of the date of the Schedule 13D were convertible into 6,658,059 Common Shares of the Company. Since the filing of the 13D, the conversion rate has changed and the 625,000 Series A Convertible Preference Shares are now convertible into 7,103,750 shares.

(3)
Based upon a Schedule 13G/A filed on February 14, 2019, Capital Research Global Investors reported beneficial ownership of 5,677,760 shares as follows: sole voting power over 5,677,760 shares and sole dispositive power over 5,677,760 shares.

(4)
Based upon a Schedule 13G/A filed on February 11, 2019, The Vanguard Group, Inc. (“Vanguard”) reported beneficial ownership of 5,532,466 shares as follows: sole voting power over 52,613 shares, shared voting power over 13,240 shares, sole dispositive power over 5,472,927 shares and shared dispositive power over 59,539 shares. Vanguard reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 46,299 shares as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 19,554 shares as a result of its serving as investment manager of Australian investment offerings.

(5)
Based upon a Schedule 13G filed on February 14, 2019, Orbis Investment Management Limited reported beneficial ownership of 4,324,057 shares as follows: sole voting power over 4,324,057 shares and sole dispositive power over 4,324,057 shares.

(6)
Based upon a Schedule 13G filed on February 8, 2019, Dimensional Fund Advisors LP reported beneficial ownership of 3,800,562 shares as follows: sole voting power over 3,665,080 shares and sole dispositive power over 3,800,562 shares.

(7)
Based upon a Schedule 13G filed on February 13, 2019, AllianceBernstein L.P. reported beneficial ownership of 3,346,747 shares as follows: sole voting power over 2,834,462 shares, sole dispositive power over 3,287,577 shares, and shared dispositive power over 59,170 shares.

(8)
Based upon a Schedule 13G filed on February 14, 2019, Causeway Capital Management LLC reported beneficial ownership of 3,241,987 shares as follows: sole voting power over 1,334,463 shares and sole dispositive power over 3,241,987 shares.

Ownership of the Company (continued)

OWNERSHIP BY DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
The table below shows the number of Common Shares of the Company beneficially owned (determined in accordance with Rule 13d-3 of the Exchange Act) as of April 18, 2019 by each current Director, each executive officer named in the Summary Compensation Table, and all of the Company’s executive officers and Directors as a group.

Name	Common Shares(1)	Shares that may be acquired upon exercise of options within 60 days	Total(2)
H. Todd Stitzer(3)	25,936	—	25,936
Virginia C. Drosos(3)(4)	158,314	—	158,314
R. Mark Graf(3)	4,772	—	4,772
Zackery Hicks(3)	1,715	—	1,715
Helen McCluskey(3)	10,969	—	10,969
Sharon L. McCollam(3)	3,274	—	3,274
Marianne Miller Parrs(3)	24,299	—	24,299
Thomas Plaskett(3)	21,179	—	21,179
Nancy A. Reardon(3)	3,274	—	3,274
Jonathan Seiffer(5)(6)	—	—	—
Jonathan Sokoloff(3)(6)	6,062	—	6,062
Brian Tilzer(3)	5,619	—	5,619
Eugenia Ulasewicz(3)	10,113	—	10,113
Lynn Dennison(7)	15,502	—	15,502
Mary Liz Finn(7)	4,720	—	4,720
Sebastian Hobbs(8)	18,863	—	18,863
Michele Santana(8)	29,398	—	29,398
All Executive Officers, Directors and Director nominees as a group (22 persons)	497,160	—	497,160

(1)	No shares are pledged as security. All shares are owned directly.

(2)	All holdings represent less than 1% of the Common Shares issued and outstanding. No Series A Convertible Preference Shares are held.

(3)	Director

(4)	CEO

(5)	Director nominee

(6)
GEI VI, GEI Side VI, Associates VI-A and Associates VI-B are the direct owners of 625,000 Series A Convertible Preference Shares that are convertible into 7,103,750 Common Shares. Mr. Sokoloff and Mr. Seiffer directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to be an indirect beneficial owner of the shares owned by GEI VI, GEI Side VI, Associates VI-A and Associates VI-B. Mr. Sokoloff and Mr. Seiffer disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein.

(7)	Executive officer

(8)	Former executive officer

See “CDA” and “Director Compensation” below for a discussion of the Company’s Share Ownership Policies applicable to executive officers and Directors, respectively.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership. Executive officers, Directors and such security holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and information provided by the reporting persons, all of its Directors and executive officers filed the required reports on a timely basis during Fiscal 2019.

Proposals for the Annual Meeting of Shareholders

Proposal 1: Election of Directors (Item 1 on the Proxy Card)
Shareholders will be asked to consider eleven nominees for election to the Board to serve until the next Annual Meeting of Shareholders or until their successors are duly elected. Each Director standing for election has the endorsement of the Board and the Nomination and Corporate Governance Committee. The Board nominees bring a variety of backgrounds, skills and experiences that contribute to a well-rounded Board to effectively guide the Company’s Path to Brilliance transformation strategy and oversee operations in a rapidly changing retail environment.
This year the Board is nominating Jonathan Seiffer, Senior Partner with Leonard Green & Partners, L.P., one of Signet’s significant shareholders, for election at the Meeting.
Ms. Parrs and Mr. Plaskett have not been nominated for re-election as Directors at this Meeting consistent with the Director Tenure Policy that Directors are expected to not be renominated to the Board at the annual meeting following the earlier of their 15th anniversary of service on the Board or 75th birthday. Following the Meeting, and effective upon the election of all Directors, the Board size will be reduced to eleven.
NOMINEES FOR DIRECTORS
Below is biographical information of each nominee for Director of the Company. All Directors, other than Ms. Drosos, the CEO, have been affirmatively determined by the Board to be independent in accordance with the New York Stock Exchange (“NYSE”) Listing Standards.

H. TODD STITZER	Private Directorships:	Former Directorships:
Age: 67 Director Since: January 2012	• Massachusetts Mutual Life Insurance Company	• Diageo plc (June 2013)

H. Todd Stitzer has been Chairman of the Board of Signet since June 2012. Mr. Stitzer is the Lead Director of privately held Massachusetts Mutual Life Insurance Company and a member of the advisory board of Hamlin Capital Management, a privately held investment advisory firm. Previously, Mr. Stitzer was, until its acquisition by Kraft, Inc. in 2010, the Chief Executive Officer of Cadbury plc (previously Cadbury Schweppes plc). Having joined that company in 1983 as Assistant General Counsel for North America, he later moved into strategic planning, marketing and sales roles. Mr. Stitzer became CEO of Cadbury plc’s wholly-owned subsidiary, Dr Pepper/7 Up Inc., in 1997 and then of Cadbury plc in 2003. Mr. Stitzer practiced as an attorney with Lord, Day & Lord, was a director of publicly held Diageo plc between 2004 and June 2013, and was a member of the advisory committee to the board of Virgin Group Holdings Ltd between 2010 and 2014. It was on the basis of his proven leadership skills and ability to Chair the Board that the Board concluded that Mr. Stitzer should continue to serve on the Board.

VIRGINIA C. DROSOS	Public Directorships:	Former Directorships:
Age: 56 Director Since: July 2012	• American Financial Group, Inc.	• Assurex Health (August 2017)

Virginia “Gina” C. Drosos was appointed Chief Executive Officer of the Company on August 1, 2017. Ms. Drosos was most recently President and CEO and a director of Assurex Health from 2013 to 2017, and she has been a Director of American Financial Group Inc. since 2013. Prior to this, Ms. Drosos was Group President of the Procter & Gamble Company until September 2012. During her 25-year career at Procter & Gamble, Ms. Drosos held positions of increasing responsibility. In her role as Group President, Ms. Drosos had responsibility for a $6 billion business unit’s operations, profit and loss, strategy, innovation and long-term business development. With her broad background in strategic, business and financial planning and operations, Ms. Drosos brings valuable skills and insights to the Company. She has proven leadership skills and expertise in strategy, branding, marketing, global operations and business expansions into new product lines, retail channels and geographies. The Board has concluded that Ms. Drosos should continue to serve on the Board for these reasons.

R. MARK GRAF	Former Directorships:
Age: 54 Director Since: July 2017	• BNC Bancorp (2010-2011)
R. Mark Graf has been Chief Financial Officer of Discover Financial Services, a financial services company, since 2011. Previously, he served as an Investment Advisor at Aquiline Capital Partners from 2008 to 2010 and a Partner at Barrett Ellman Stoddard Capital Partners from 2006 to 2008. Mr. Graf also served in various roles at Fifth Third Bancorp from 2001 to 2006 and AmSouth Bancorporation from 1994 to 2001. Mr. Graf previously served as a director of the BNC Bancorp board of directors from 2010 to 2011. Mr. Graf was asked to join the Board so that it might benefit from his financial management skills. The Board has concluded that Mr. Graf should continue to serve on the Board for these reasons.

ZACKERY HICKS
Age: 55 Director Since: October 2018
Zackery Hicks has served as Executive Vice President and Chief Digital Officer of Toyota Motors North America, Inc., a subsidiary of Toyota Motor Corporation, a multinational automotive manufacturer, since April 2018, and has held roles of increasing responsibility with Toyota since 1996. In his role as Chief Digital Officer, Mr. Hicks leads Toyota’s Digital Transformation and Mobility efforts which includes the strategy, development and operations of all systems and technology for the company’s North American operations and its connected car ecosystem. He is an active member of the CIO Strategy Exchange, Corporate Executive Board for Chief Information Officers, member of the board of trustees for the Greenhill School, and a recent board member of the Trevor Project. Mr. Hicks has successfully delivered large-scale innovation and efficiency across business operations through advanced technology and data science. He also brings diversity of industry experience and a start-up mindset to complement Signet’s Board. The Board has concluded that Mr. Hicks should continue to serve on the Board for these reasons.

HELEN MCCLUSKEY	Public Directorships:	Former Directorships:
Age: 64 Director Since: August 2013	• Abercrombie & Fitch Co. • Dean Foods Company • Avon Products, Inc.	• PVH Corporation (June 2014) • The Warnaco Group, Inc. (February 2013)

Helen McCluskey was appointed as a Director of Abercrombie & Fitch Co. in February 2019, Dean Foods Company in November 2015 and Avon Products Inc. in July 2014. Prior to this, she was President and CEO and a member of the board of directors of The Warnaco Group, Inc. until its 2013 acquisition by PVH Corporation, when she retired. Ms. McCluskey joined Warnaco as Group President, Intimate Apparel in 2004, and her responsibilities continued to increase, becoming Chief Operating Officer in 2010, and President and Chief Executive Officer in 2012. Prior to joining Warnaco, Ms. McCluskey held various positions of increasing responsibility with Firestone Tire & Rubber Company from 1977 to1983, Playtex Apparel, Inc from 1983 to 2001 (which was acquired by Sara Lee Corporation in 1991) and Liz Claiborne Inc. (now Fifth & Pacific Companies Inc.) from 2001 to 2004. Ms. McCluskey served as an Independent Director of PVH Corporation until June 2014, which position she assumed following the merger with Warnaco in February 2013. With Ms. McCluskey’s broad background in strategy, business planning and operations, she brings valuable skills and insight to the Company. The Board has concluded that Ms. McCluskey should continue to serve on the Board for these reasons.

SHARON L. MCCOLLAM	Public Directorships:	Private Directorships:
Age: 56 Director Since: March 2018	• Stitch Fix, Inc. • Advance Auto Parts, Inc.	• PetSmart (Argos Holdings) • Hallmark Cards, Inc. • Art.com • GetYourGuide AG

Sharon L. McCollam served as the Chief Financial Officer and Chief Administrative Officer of Best Buy Co., Inc., a multinational consumer electronics retailer, from December 2012 until her retirement in June 2016. She continued to serve as an advisor to Best Buy until January 2017. Prior to Best Buy, Ms. McCollam served as Chief Financial Officer and Executive Vice President of Williams-Sonoma Inc. Ms. McCollam also served as Chief Financial Officer of Dole Fresh Vegetables, Inc. from 1996 to 2000. She is a member of the Board of Directors for public companies Stitch Fix, Inc. since November 2016 and Advance Auto Parts, Inc. since February 2019. Ms. McCollam is also a St. Jude Children’s Research Hospital/ALSAC Board member. Ms. McCollam has significant experience with major public companies in C-suite positions and has been recognized as the co-pilot of a foremost omni-channel turnaround in the retail sector. The Board has concluded that Ms. McCollam should continue to serve on the Board for these reasons.

NANCY A. REARDON	Public Directorships:	Private Directorships:
Age: 66 Director Since: March 2018	• Big Lots, Inc.	• Kids II, Inc.
Nancy A. Reardon served as Chief Human Resources and Communications Officer of Campbell Soup Company from 2004 until her retirement in April 2012. Previously, she was Executive Vice President, Human Resources of Comcast Corporation from 2002 to 2004. Prior human resources leadership positions include Borden Capital Management Partners, Duracell, Inc., American Express Company, Avon Products, Inc., and General Electric. Ms. Reardon is a Board member of Big Lots, Inc., a public company. She is widely viewed as a leading human resources and communications executive, has significant public company experience, and has played key roles shaping strategic and operating plans, as well as helping transform corporate culture. The Board has concluded that Ms. Reardon should continue to serve on the Board for these reasons.

JONATHAN SEIFFER	Public Directorships:	Former Directorships:
Age: 47 Director Since:	• BJ’s Wholesale Club Holdings, Inc.	• Whole Foods Market, Inc.

Jonathan Seiffer currently serves as a Senior Partner with Leonard Green & Partners, L.P. (“Leonard Green”), a private equity firm which is one of Signet’s significant shareholders, which he joined in 1994. Before joining Leonard Green, he worked in corporate finance at Donaldson, Lufkin & Jenrette. Mr. Seiffer currently serves on the boards of Aersale, Authentic Brands Group, BJ’s Wholesale Club, Caliber Collision Centers, Mister Car Wash and SRS Distribution. Previously, Mr. Seiffer served on the board of Whole Foods Market, Inc. from December 2008 until August 2017. Mr. Seiffer brings particular knowledge and experience in finance, and broad-based experience in the leadership of retail businesses and companies undergoing transformations. The Board has concluded that Mr. Seiffer should serve on the Board for these reasons.

JONATHAN SOKOLOFF	Public Directorships:	Former Directorships:
Age: 61 Director Since: October 2016	• Container Store Group, Inc. • Shake Shack Inc.	• Rite Aid Corporation (May 2011) • Whole Foods Market, Inc. (August 2017)

Jonathan Sokoloff currently serves as a Managing Partner with Leonard Green & Partners, L.P. (“Leonard Green”), a private equity firm which is one of Signet’s significant shareholders, which he joined in 1990. Before joining Leonard Green, he was a Managing Director in Investment Banking at Drexel Burnham Lambert. Mr. Sokoloff currently serves on the boards of Container Store Group, Inc. and Shake Shack Inc. Previously, Mr. Sokoloff served on the boards of Whole Foods Market, Inc. from December 2008 until August 2017 and Rite Aid Corporation from 1999 until May 2011. Mr. Sokoloff brings particular knowledge and experience in finance, and broad-based experience in the leadership of retail businesses and the board practices of other major corporations to the Board. The Board has concluded that Mr. Sokoloff should continue to serve on the Board for these reasons.

BRIAN TILZER
Age: 48 Director Since: February 2017

Brian Tilzer has served as Chief Digital and Technology Officer at Best Buy, a multinational consumer electronics retailer, since May 2018. Previously, he was Chief Digital Officer at CVS Health Corporation from 2013 until 2018 and has more than 20 years of experience in strategic business development, operations and information technology, with a deep concentration in corporate and e-commerce strategy. Prior to CVS Health, Mr. Tilzer was the Senior Vice President of Global e-Commerce at Staples, where he developed and led several multi-channel digital innovation strategies. Mr. Tilzer is a member of the Mass Technology Leadership Council, a leading technology association and the premier network for technology executives, entrepreneurs, investors and policy leaders. Mr. Tilzer has expertise in information technology, omni-channel, e-commerce, and strategic planning and analysis. The Board has concluded that Mr. Tilzer should continue to serve on the Board for these reasons.

EUGENIA ULASEWICZ	Public Directorships:
Age: 65 Director Since: September 2013	• Hudson Ltd. • Vince Holding Corp. • Bunzl plc

Eugenia Ulasewicz has been a Director of Hudson Ltd. since February 2018, Vince Holding Corp. since April 2014, and Bunzl plc since April 2011. She was President of Burberry Group plc’s American division, responsible for the US, Canada, Latin America, Central and South America until her retirement in March 2013. Ms. Ulasewicz joined Burberry in 1998 and became a member of its executive committee in 2006. Ms. Ulasewicz has held positions of increasing responsibility with Bloomingdales, a division of Macy’s, Inc. (formerly Federated Department Stores, Inc.) from 1975 to 1991, Galeries Lafayette from 1991 to 1993 and Saks, Inc. from 1993 to 1998. She has expertise in retail, branding, marketing, omni-channel, global operations and general management that provides valuable skills and insights to the Company. The Board has concluded that Ms. Ulasewicz should continue to serve on the Board for these reasons.

SUMMARY OF DIRECTOR QUALIFICATIONS AND EXPERIENCE
The following table provides a summary of each Director nominee’s specific skills, knowledge and experience. Individuals may possess other valuable skills, knowledge and experience even though they are not indicated below:

	H. Todd Stitzer	Virginia C. Drosos	R. Mark Graf	Zackery Hicks	Helen McCluskey	Sharon L. McCollam	Nancy A. Reardon	Jonathan Seiffer	Jonathan Sokoloff	Brian Tilzer	Eugenia Ulasewicz
Leadership	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓
Financial & Accounting Literacy	✓	✓	✓		✓	✓		✓	✓	✓
Capital Allocation	✓	✓	✓		✓	✓		✓	✓		✓
Strategic Planning & Analysis	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business Development, Mergers & Acquisitions	✓	✓	✓		✓		✓	✓	✓	✓
Operations, Procurement & Supply Chain Management	✓	✓	✓	✓	✓	✓					✓
Human Resources & Talent Development	✓	✓	✓			✓	✓			✓
Brand Management, Marketing, Merchandising & Product Development	✓	✓			✓					✓	✓
Retail Industry					✓	✓	✓	✓	✓	✓	✓
International Business	✓	✓	✓	✓	✓	✓	✓				✓
Information Technology & Cybersecurity						✓				✓
Digital, Multi-Channel & Social Media		✓				✓				✓	✓
Technology & Innovation		✓	✓			✓				✓
Risk Oversight & Management			✓		✓	✓
Ethics, Corporate Social Responsibility, Environment & Sustainability	✓				✓	✓	✓			✓	✓
Law & Governance	✓								✓
Governmental & Geopolitical Public Affairs	✓		✓				✓
Communication	✓	✓	✓			✓	✓				✓
Real Estate			✓			✓			✓		✓
The Board and Nomination and Corporate Governance Committee believe that all Director nominees are highly qualified and should be elected at the 2019 Annual Meeting of Shareholders. As the table and Directors’ biographies above show, the Directors have significant experience and expertise that qualify them to serve on the Board and collectively contribute to the effectiveness of the Board.
The Company’s Corporate Governance Guidelines and NYSE listing standards require that independent Directors constitute a majority of the Board. In addition, Signet’s Director Tenure Policy requires each independent Director to retire following the earlier of his or her 15th anniversary of service or 75th birthday. The following charts summarize the independence, gender diversity and tenure of Director nominees:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Proposal 2: Appointment of Independent Auditor (Item 2 on the Proxy Card)
Proposal 2 is to appoint KPMG LLP (“KPMG”) as independent auditor to the Company until the end of the next Annual Meeting of Shareholders and to authorize the Audit Committee of the Board to determine its compensation.
The Audit Committee is responsible for the recommendation, compensation, retention and oversight of the independent auditor. This Committee has recommended KPMG, the U.S. member firm of KPMG International, as the independent registered public accounting firm to audit the Company’s financial statements and effectiveness of internal control over financial reporting of the Company until the end of the Company’s Annual Meeting of Shareholders in 2020. While Shareholders are required to appoint the independent auditor pursuant to Bermuda law, the Audit Committee is responsible for recommending which independent auditor should be appointed.
In recommending KPMG, the Audit Committee has considered, among other things, whether the non-audit services provided by KPMG were compatible with maintaining KPMG’s independence from the Company and has determined that such services do not impair KPMG’s independence. The Audit Committee considered whether there should be a rotation of the independent auditor, and the members of the Audit Committee currently believe that the continued retention of KPMG to serve as the Company’s independent auditor is in the best interests of Signet and its Shareholders.
A representative of KPMG will attend the Annual Meeting of Shareholders to respond to appropriate questions raised by Shareholders and will be afforded the opportunity to make a statement at the Meeting, if he or she desires to do so.

FEES AND SERVICES OF KPMG
The Audit Committee has adopted a policy requiring its advance approval of the Company’s independent registered public accounting firm’s fees and services. In Fiscal 2019, all KPMG services and fees were reviewed and pre-approved by the Audit Committee (or Chair of the Audit Committee for non-audit work up to $250,000). This policy also prohibits the Company’s independent registered public accounting firm from performing certain non-audit services for the Company including: (i) bookkeeping, (ii) systems design and implementation, (iii) appraisals or valuations, (iv) actuarial services, (v) internal audit, (vi) management or human resources services, (vii) investment advice or investment banking, (viii) legal services and (ix) expert services unrelated to the audit. All fees paid by the Company to KPMG for Fiscal 2019 and Fiscal 2018 as shown in the table below were approved by the Audit Committee pursuant to this policy.
The following table presents fees for professional audit services provided by KPMG for Fiscal 2019 and Fiscal 2018 for their respective audits of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting for Fiscal 2019 and Fiscal 2018, and for their respective reviews of the Company’s unaudited condensed consolidated interim financial statements. This table also reflects fees for other services rendered by KPMG during Fiscal 2019 and Fiscal 2018.

	Fiscal 2019 (millions)	Fiscal 2018 (millions)
Audit Fees	$4.0	$5.5
Audit-Related Fees(1)	$0.1	$0.5
Tax Fees(2)	$0.3	$0.4
All Other Fees	$—	$0.1
Total Fees	$4.4	$6.5

(1)	Audit-related fees consisted principally of assurance-related services that are reasonably related to the performance of the audit or review of financial statements.

(2)	Tax fees consisted principally of professional services rendered for tax compliance and advisory services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Proposal 3: Approval, on a Non-Binding Advisory Basis, of the Compensation of the Company’s Named Executive Officers as Disclosed in the Proxy Statement (Item 3 on the Proxy Card)
Shareholders are being asked to vote, on a non-binding advisory basis, on the compensation of the Company’s named executive officers (“NEOs”), as disclosed pursuant to the compensation disclosure rules of the SEC, including the CDA, the Fiscal 2019 Summary Compensation Table and related tables and narrative discussion contained in this Proxy Statement.

EXPLANATION
The Board recognizes the interest Shareholders have in the compensation of executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), Signet is providing Shareholders with the opportunity to cast a vote, on a non-binding advisory basis, on the compensation of the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC as set forth in this Proxy Statement (also referred to as “Say-on-Pay”).
As described in the CDA, Signet’s compensation philosophy is to deliver competitive total compensation for achieving annual and long-term financial goals that will attract, motivate and retain leaders who will drive the creation of Shareholder value. Total compensation is targeted at approximately the median of a custom group of comparator companies.
The Compensation Committee believes that the Company’s executive compensation programs, executive officer pay levels and individual pay actions approved for executive officers, including NEOs, directly align with Signet’s executive compensation philosophy, fully support the Company’s goals and provide an appropriate balance between risk and incentives. Shareholders are urged to read the CDA section of this Proxy Statement, which discusses in greater detail how compensation policies and procedures implement Signet’s executive compensation philosophy, as well as the compensation tables and narrative discussion.
Shareholders are asked to indicate their support for the Company’s NEO compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, Shareholders are asked to vote FOR the following resolution at the Annual Meeting of Shareholders:
“RESOLVED, that the compensation paid to Signet’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Shareholders should note that the vote is advisory and not binding on the Company and its Board or Compensation Committee. The Board and Compensation Committee value the opinion of Shareholders, and to the extent there is any significant vote against the NEO compensation as disclosed in the Proxy Statement, Shareholders’ concerns will be considered and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NEOS AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

Board of Directors and Corporate Governance

Role of the Board
The Board’s prime objective is the sustainable enhancement of business performance and Shareholder value. It is responsible for determining all major policies, ensuring that effective strategies and management are in place, assessing Signet’s performance and that of its senior management, reviewing the systems of internal control and providing oversight of policies relating to corporate social responsibility and other matters.

SEPARATE AND INDEPENDENT CHAIRMAN
The Company has a Chairman of the Board who is separate from its CEO and whom the Board has determined to be independent under NYSE Listing Standards. The Board considers it to be important for its effectiveness and efficiency to maintain a clear division of responsibilities between the leadership of the Board and the executive responsible for the day-to-day operations of the Company’s business; therefore the Board has determined that separating the roles of Chairman and CEO is in the best interests of the Company and its Shareholders at the present time.
The division of responsibilities between the Chairman and the CEO has been specifically determined by the Board.
CHAIRMAN
In summary, the Chairman is responsible for:

•
effective running of the Board, including working with the Nomination and Corporate Governance Committee to evaluate the performance of the Board, its committees and individual Directors, and the Board’s compliance with corporate governance requirements and best practices;

•
consulting with and advising executive management about planned presentations to the Board, involving but not limited to, topics of longer term strategy, medium-term plans, annual budgeting or, at his discretion, any other significant matters;

•	consulting with and advising the CEO on contemplated executive management personnel selections, organizational alignment and responsibilities, and compensation recommendations;

•	keeping the other independent Directors appropriately informed of developments within the business and Shareholders’ attitudes toward the Company; and

•	safeguarding Signet’s reputation, and representing it both internally and externally.
CHIEF EXECUTIVE OFFICER
In summary, the CEO is responsible for:

•	providing the executive leadership of the business;

•	developing and presenting to the Board strategy, medium-term plans and annual budgets, and within this framework, the performance of the business;

•	complying with legal and corporate governance requirements, together with the social, ethical and environmental principles of Signet; and

•	making recommendations on the appointment and compensation of senior executive officers, and management development and succession planning.
EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS
Independent Directors meet regularly in executive session without management participation. The Chairman presides at those meetings. In addition, at least once each year, the independent Directors, excluding the Chairman, meet separately in executive session to consider the Chairman’s performance. The Chair of the Nomination and Corporate Governance Committee presides at those meetings.
INDEPENDENT DIRECTORS CONSTITUTE A MAJORITY OF THE BOARD
The Board currently comprises one executive Director and eleven independent Directors including the Chairman. The Board has affirmatively determined that each of the following Directors is “independent” under NYSE Listing Standards: H. Todd Stitzer, R. Mark Graf, Zackery Hicks, Helen McCluskey, Sharon L. McCollam, Marianne Miller Parrs, Thomas Plaskett, Nancy A. Reardon, Jonathan Sokoloff, Brian Tilzer, and Eugenia Ulasewicz. The Board has also affirmatively determined that Jonathan Seiffer, director nominee, is “independent” under NYSE Listing Standards. Ms. Parrs and Mr. Plaskett have not been nominated for re-election as a Director at this Annual Meeting, consistent with the Director Tenure Policy. In determining “independence” the Board considers any commercial, consulting, legal, accounting, charitable or any other business or non-business relationships that a Director or his or her immediate family may have with the Company. No such relationship exists for any of the independent Directors.
BOARD DIVERSITY POLICY
The Board Diversity Policy provides that in reviewing and assessing Board composition, the Nomination and Corporate Governance Committee will consider diversity of skills, industry experience, background, ethnicity, gender and other qualities in order to maintain an appropriate range and balance of skills, experience and background on the Board. The Board and Nomination and Corporate Governance Committee are committed to including qualified, diverse candidates in all prospective director candidate pools. The Nomination and Corporate Governance Committee will monitor and review the Board Diversity Policy and its effectiveness on an annual basis and report to the Board with respect to any proposed amendments. The Board Diversity Policy is available on request from the Corporate Secretary and may be downloaded from www.signetjewelers.com.
DIRECTOR TENURE POLICY
The Board maintains a Director Tenure Policy, pursuant to which each independent Director must not stand for re-election to the Board at the next Annual Meeting of Shareholders following the earlier of his or her: (i) 15th anniversary of service on the Board, or (ii) 75th birthday, unless the Board in its absolute discretion determines that it is in the best interests of the Company and its Shareholders to nominate the Director for election to serve for an additional period of time. The Director Tenure Policy is available on request from the Corporate Secretary and may be downloaded from www.signetjewelers.com.
BOARD EVALUATION
The Corporate Governance Guidelines provide that the Directors will conduct an annual evaluation of the workings and efficiency of the Board, its committees and individual Directors to ensure that each Director continues to contribute effectively and demonstrates commitment to his or her responsibilities as a Director, and to help assess the future development needs of the Board and the Directors. As part of the annual Board evaluation, the Chairman of the Board and the Nomination and Corporate Governance Committee will consider the balance of skills, experience, independence and knowledge of the Board, while ensuring diverse representation as described in the Board Diversity Policy. In Fiscal 2018, the Board engaged an independent third-party governance expert as part of its annual Board evaluation process. The independent third party interviewed each Director and then summarized and presented to the Board the feedback from these interviews. This review helped shape the focus of the Board’s work for Fiscal 2019 and beyond.
DIRECTOR ATTENDANCE AT THE ANNUAL MEETING OF SHAREHOLDERS
All Directors are required to attend the Annual Meeting of Shareholders. The Board schedules a Board meeting on the date of the Annual Meeting of Shareholders to facilitate attendance at the Annual Meeting of Shareholders by Directors. All Directors who were serving at the time attended the Annual Meeting of Shareholders held in June 2018.
MEETINGS AND ATTENDANCE DURING FISCAL 2019
In Fiscal 2019, the Board met seven times (including meetings by telephone). All incumbent Directors attended at least 75% of the aggregate number of meetings of the Board and those Board committees on which they served during their period of service in Fiscal 2019.
COMMUNICATION WITH DIRECTORS
The Board welcomes feedback from Shareholders and other interested parties. Any Shareholder or member of the public who wishes to send communications to the Board, the Chairman or any other individual Director may do so in writing, addressed to Lynn Dennison, Corporate Secretary, c/o Signet Jewelers, 375 Ghent Road, Akron, Ohio, 44333 U.S.A. All such communications will be reviewed promptly by the Corporate Secretary and, where considered appropriate, sent to the Director(s) or Committee Chair with a copy to the Chairman.
TRANSACTIONS WITH RELATED PERSONS
The Board has adopted written policies and procedures for the review, approval or ratification of transactions in which the Company participates and in which any Director, executive officer, Director nominee, five percent beneficial owner of the Company’s voting securities, or immediate family member of such officer, Director, Director nominee or security holder (each, a “Related Person”), has a direct or indirect material interest. Directors and executive officers annually complete, sign and submit a Directors’ and Officers’ Questionnaire that is designed to identify Related Person transactions and both actual and potential conflicts of interest. The Company also makes appropriate inquiries as to the nature and extent of business it conducts with other companies for whom any of these Related Persons also serves as a director or executive officer. The Company’s Corporate Secretary and legal department review any identified transactions. If it is determined, based on the facts and circumstances, that the Director or executive officer has a direct or indirect material interest in a transaction, the Corporate Secretary brings the matter to the attention of the Nomination and Corporate Governance Committee and/or Audit Committee for further review. In determining whether to approve or ratify any such transaction, the Board, on the recommendation of the Nomination and Corporate Governance Committee and/or the Audit Committee (depending on the nature of the transaction), would consider whether, based on the specific facts and circumstances of the transaction, such a transaction would be in the best interests of the Company. Any transaction considered to jeopardize the independence of a Director, be contrary to law or regulation, or potentially create or give the appearance of a conflict of interest (also required to be avoided pursuant to the Code of Ethics for Senior Officers and the Code of Conduct) would be prohibited.
Since the beginning of Fiscal 2019, the Company has not participated in any transaction or currently proposed transaction in which a Related Person had or will have a direct or indirect material interest, other than with Roy Brinker, the brother-in-law of Oded Edelman, President of JamesAllen.com and Chief Digital Information Advisor. Roy Brinker owns SIT Imagine Technologies Limited which provided services to Segoma Ltd., a subsidiary of R2Net Inc. in the amount of approximately $350,000 during Fiscal 2019.
CORPORATE SOCIAL RESPONSIBILITY
Corporate Social Responsibility (“CSR”) is a core component of Signet’s culture and supports the Company’s business strategy for long-term growth. This involves the integration of human capital management, purposeful stakeholder outreach, and financial and operational resource stewardship. The Company works closely with employees, suppliers, governments, communities and civil society to create value through initiatives across four key CSR areas: People, Responsible Sourcing, Environmental Stewardship and Charitable Giving. CSR is reflected in Signet’s Core Values of People First, Lead Bravely, Own It, CUSTOMERS! and Straight Talk. The CSR goals are designed to address the challenges facing the Company, because stakeholders increasingly expect Signet to support an environment where all Team Members are engaged and motivated, ensure the integrity of its supply chain, minimize its environmental impact, and engage in its communities through financial contributions and volunteerism.
To emphasize the importance of CSR, Signet has included highlights of its CSR goals and achievements in its Annual Report on Form 10-K. More details can also be found in Signet’s 2018 CSR Report, available at http://www.signetjewelers.com/corporate-responsibility/CSR-Report-2018.
The CSR Committee has oversight of and sets the strategic direction for corporate and social responsibility at Signet.
RISK MANAGEMENT AND ROLE OF THE BOARD IN RISK OVERSIGHT
In its role in providing oversight of risk management, the Board annually agrees on the prioritized risks impacting the Company and the Board’s associated responsibilities. The Board reviews such risks on a quarterly basis; periodically invites business heads to present to the Board their prioritized risks impacting the Company and strategies for risk mitigation; and reviews Signet’s internal controls and risk governance framework. In addition, on a periodic basis, the Board reviews risk and internal audit updates provided by the Chair of the Audit Committee, and on a quarterly basis, it reviews and discusses reports provided by the Chief Legal & Transformation Officer (“CLTO”) on functional risk management activity.
The identification of major business risks is carried out in conjunction with operational management and appropriate steps are taken to monitor and mitigate risks. The CLTO coordinates the collection of risk management information and is responsible for assessing the Company’s day-to-day risk management processes and internal control structure, ensuring such processes satisfy the applicable standards at both business function and corporate levels. The findings are reported to the Audit Committee.
The Audit Committee, and the full Board when appropriate, receives regular updates from management on information technology security, internal and external security reviews, data privacy and security programs, risk assessments, breach preparedness and response plans in overseeing the Company’s cybersecurity protocols. The Audit Committee regularly engages with management to monitor the risks related to this complex and evolving area.
The Risk Committee, which is chaired by the CLTO, has a written charter approved by the Board; its members include the CEO, Chief Financial Officer, Chief People Officer, Chief Supply Chain Officer, Chief Information Officer, Chief Communications Officer, Chief Digital Innovation Advisor, Chief Marketing Officer, Chief Information Security Officer, Vice President Internal Audit, and Senior Director Enterprise Risk Management & Business Continuity Planning (“BCP”).
The Risk Committee meets quarterly and reviews Signet’s risk management processes, consolidated principal risks identified by the Company, and emerging issues and new regulations. The CLTO and Chair of the Audit Committee meet periodically to discuss key matters arising from Signet’s risk management process and as appropriate, the Risk Committee submits reports to the Board. The Risk Committee has a written charter and requires participation by executive management teams. A U.K. sub-committee has also been established, chaired by the UK Executive Director. The Senior Director Enterprise Risk Management & BCP attends all sub-committee meetings to provide a consistent approach and additional review.

COMPENSATION POLICIES AND RISK TAKING
The Compensation Committee has evaluated the Company’s policies and practices of compensating its employees and has determined that they are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reached this conclusion based in part on a review conducted by its independent consultant that analyzed the Company’s compensation policies and practices for all employees, including executive officers. The Compensation Committee noted several aspects of the compensation programs that reduce the likelihood of excessive risk-taking:

•	Compensation for the executive officers is a mix of fixed and variable awards, with share-based compensation that vests in accordance with both time- and performance-based criteria;

•
The executive officer annual incentive program is predominantly based on operating income, held at constant currency, which the Committee believes is closely tied to the creation of long-term shareholder value. Performance targets for executive officers, which are reviewed and approved by the Compensation Committee, are set in advance and above-target payouts are reviewed to ensure a reasonable sharing of value created between management and Shareholders. Financial performance is audited by the Company’s external auditors before amounts are paid out under the annual incentive program;

•
Equity compensation is a combination of annually granted time-based restricted shares that generally vest ratably over three years and performance-based restricted share units that vest over three-year overlapping vesting periods. This approach addresses longer “tail” risks as participants remain exposed to the risks associated with their decisions through their ongoing unvested awards;

•	Long-term incentives are awarded in the form of whole share awards (instead of options), driving long-term share value creation, rather than rewarding share price volatility;

•	The CEO and other executive officers, including all NEOs, are subject to share ownership requirements;

•	The Company prohibits hedging and pledging of Company shares by employees and Directors;

•
The Company has a clawback policy that applies to all employees who receive incentive awards and to all short- and long-term incentives. Certain repayment obligations may be triggered if there is a material restatement of the financial statements. Similarly, in the interest of fairness, should a restatement result in an under payment of incentive compensation, the Company will make up any difference; and

•
The Compensation Committee is comprised entirely of independent Directors and has engaged an independent consultant to review the risks associated with its compensation programs; it reviews the payouts under the annual incentive program, and it regularly benchmarks executive compensation against a carefully constructed and regularly reviewed peer group.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF CONDUCT AND ETHICS
The Company has adopted corporate governance guidelines that address a number of corporate governance matters in accordance with NYSE listing rules. These guidelines may be downloaded from www.signetjewelers.com/guidelines. The Company strives to: act in accordance with the laws and customs of each country in which it operates; adopt proper standards of business practice and procedure; operate with integrity; and observe and respect the culture of each country in which it operates. To that end, the Company has adopted a statement of social, ethical and environmental principles and supporting policies applicable to all officers and employees. In addition, the Company has a policy on business integrity, as well as more detailed guidance and regulations as part of its staff orientation, training and operational procedures. These policies include the Code of Conduct, which is applicable to all Directors, officers and employees as required by NYSE listing rules, and the Code of Ethics for Senior Officers, which applies to the Chairman, CEO, Directors and other senior officers. Copies of these codes are available on request from the Corporate Secretary and may be downloaded from www.signetjewelers.com/ethics. The Company intends to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for Senior Officers for the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, by posting such information on its website.
BOARD COMMITTEES
Certain matters are delegated to Board Committees, each with a written charter detailing its purpose, procedures, responsibilities and powers. The principal committees are: the Audit Committee, Compensation Committee, Nomination and Corporate Governance Committee, and the Corporate Social Responsibility Committee. The composition of each Board Committee is set out below. The Corporate Secretary acts as Secretary to each Committee.
Each Board Committee acts in accordance with its charter, as adopted by the Board, which is reviewed annually. Copies of the charters are available on request from the Corporate Secretary and may be downloaded from www.signetjewelers.com.

The composition of each principal Board Committee is detailed below. All members are independent under the NYSE Listing Standards.

Independent Director	Audit Committee	Compensation Committee	Nomination & Corporate Governance Committee	Corporate Social Responsibility Committee
H. Todd Stitzer
R. Mark Graf	●			●
Zackery Hicks				●
Helen McCluskey	●		C
Sharon L. McCollam	C
Marianne Miller Parrs(1)	●			●
Thomas Plaskett(1)		●	●
Nancy A. Reardon		C
Jonathan Sokoloff(2)		●	●
Brian Tilzer			●	●
Eugenia Ulasewicz		●		C
(1)    Ms. Parrs and Mr. Plaskett have not been nominated for re-election as Directors at this Annual Meeting consistent with the Director Tenure Policy.

(2)
It is anticipated that, if elected, Mr. Seiffer will be appointed to the Compensation Committee and the Nomination & Corporate Governance Committee in lieu of Mr. Sokoloff effective as of the conclusion of this Annual Meeting.

AUDIT COMMITTEE
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial matters.
All of the members of the Audit Committee have significant financial experience as a result of senior executive positions held in other companies. The Audit Committee met twelve times in Fiscal 2019.
The Board has determined that all members of the Audit Committee are financially literate, and that each of Ms. McCollam and Ms. Parrs is an “audit committee financial expert” within the meaning of SEC regulations.
The Audit Committee’s responsibilities include:

•	reviewing the Company’s financial statements, related audit findings and earnings releases, and accounting principles and policies;

•
recommending for appointment or termination by Shareholders of the Company’s independent registered public accounting firm; providing oversight of such firm; reviewing the quality-control procedures, independence and performance of such firm; and evaluating its proposed audit scope and fee arrangements;

•	approving in advance all audit and non-audit services to be rendered by the independent registered public accounting firm;

•	providing oversight of the Company’s systems of internal control over financial reporting, disclosure controls and procedures and risk management;

•	reviewing the effectiveness of the Company’s internal auditors and Disclosure Control Committee;

•	overseeing the application of procedures for complaints regarding accounting, internal accounting controls, auditing or other matters;

•	overseeing the Company’s cybersecurity protocols; and

•	reviewing and approving related person transactions.
COMPENSATION COMMITTEE
The Compensation Committee’s responsibilities include:

•	approving the overall compensation philosophy;

•	approving annual and long-term performance targets for executive officers;

•
in consultation with the Chairman, evaluating the performance of the CEO and, in consultation with the CEO, evaluating the performance of the other executive officers against corporate goals and objectives, and determining the total compensation earned by each person;

•	recommending to the Board for approval all termination protection agreements, other agreements and incentive compensation plans;

•	approving any share-based compensation awarded to employees of the Company (except for pursuant to the CEO’s delegation of authority for non-executive officers); and

•	appointing, compensating and assessing the work of any compensation consultant, independent legal counsel or other advisor retained by the Compensation Committee.
The compensation of the independent Directors is determined by the full Board on the basis of recommendations made by the Compensation Committee after consultation with the Chairman, CEO and the Committee’s independent compensation consultant. Such recommendations are made after consideration of, among other factors, external comparisons, time commitments and the responsibilities of the independent Directors.
The Compensation Committee met six times in Fiscal 2019.
The Compensation Committee has retained the services of an independent compensation consultant, Meridian Compensation Partners (“Meridian”). Meridian provides services to the Compensation Committee in connection with its review of executive and independent Director compensation practices, including the competitiveness of executive and Director pay levels, executive incentive design issues, market trends in executive and Director compensation and technical considerations. Meridian’s services to the Company are limited to advising the Compensation Committee on executive and Director compensation; Meridian does no other work for the Company. The Compensation Committee reviews and evaluates the independence of its consultant each year and has the final authority to hire and terminate the consultant. In considering Meridian’s independence, numerous factors were reviewed relating to Meridian and the individuals employed by Meridian who provided services to the Company, including those factors required to be considered pursuant to SEC and NYSE rules. Based on a review of these factors, the Compensation Committee has determined that Meridian is independent and that its engagement has not raised any conflict of interest.
For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see CDA below.
The Compensation Committee delegates authority to a sub-committee, consisting of any two independent Directors, that has authority between Compensation Committee meetings to (i) approve benefits and perquisites for non-NEOs, (ii) review and approve any modification to any non-equity based incentive compensation plan for non-NEOs, (iii) review and approve employment, benefit and severance agreements for non-NEOs, and (iv) determine and approve the compensation levels for non-NEOs. The Compensation Committee has also delegated authority to the CEO to grant share-based awards under the Omnibus Incentive Plan to non-executive officers subject to certain parameters and with a total annual grant value not to exceed $2 million.
NOMINATION AND CORPORATE GOVERNANCE COMMITTEE
The Nomination and Corporate Governance Committee’s responsibilities include:

•	assisting the Board in the selection and nomination of Directors;

•	reviewing the composition and balance of the Board and its Committees, as well as Board and senior management succession;

•	coordinating and overseeing the annual evaluation of the Board, its committees and management; and

•	assisting the Board in the consideration and development of appropriate corporate governance guidelines and other matters of corporate governance.
The Nomination and Corporate Governance Committee may use the services of external recruitment agencies to identify suitable candidates for senior executive posts and for all Board appointments, with interviews carried out in accordance with a formal process.
In evaluating candidates, the criteria that the Nomination and Corporate Governance Committee generally views as relevant and is likely to consider include experience, particularly experience that is specifically relevant to the business or reflects an area of expertise, and background or diversity that the Committee feels is either missing or particularly important to the Board’s effectiveness and efficiency. The candidate must possess the highest level of personal and professional ethics and integrity, and be prepared to consistently commit the time and effort necessary to fulfill the duties and responsibilities of the position. The Board Diversity Policy provides that, in reviewing and assessing Board composition, the Committee will consider diversity of skills, industry experience, background, ethnicity, gender and other qualities in order to maintain an appropriate range and balance of skills, experience and background on the Board. In Fiscal 2019, the Company engaged third-party director search firms.
When the role of the Chairman or any matter relating to succession of the role is discussed, the Chairman may be consulted, but the responsibility for preparing a job specification and making any recommendation to the Board rests with the Nomination and Corporate Governance Committee.
A Shareholder who wishes to recommend an individual to the Nomination and Corporate Governance Committee for its consideration as a nominee for election to the Board may do so in writing to the Corporate Secretary, c/o Signet Jewelers, 375 Ghent Road, Akron, Ohio, 44333 U.S.A. The Nomination and Corporate Governance Committee will evaluate Shareholder recommendations for candidates to the Board in the same manner as candidates suggested by other Directors or search firms.

As more fully described in the Company’s Bye-laws, a Shareholder desiring to propose a person for election as a Director must include in a written notice all of the information required to be disclosed in solicitations of proxies for the election of Directors, or as otherwise required pursuant to Regulation 14A under the Exchange Act. This includes the person’s written consent to being named in the Proxy Statement as a nominee and serving as a Director if elected, the name and address of the proposing Shareholder and the number of shares of the Company beneficially owned by such Shareholder.
The Nomination and Corporate Governance Committee met five times in Fiscal 2019.
CORPORATE SOCIAL RESPONSIBILITY COMMITTEE
The Corporate Social Responsibility Committee’s responsibilities include:

•
defining the Company’s corporate and social obligations as a responsible citizen, overseeing conduct in the context of those obligations, and overseeing the creation of appropriate policies and supporting measures;

•	monitoring the Company’s engagement with external stakeholders and other interested parties;

•	monitoring the Company’s overall approach to corporate responsibility and ensuring it is in line with the overall business strategy;

•	ensuring that the Company has appropriate policies and systems in place relating to community relations, human rights and responsible supply chain management;

•	monitoring the implementation of appropriate policies and initiatives with respect to energy management, climate change, carbon footprint, waste management and sustainable sourcing;

•	monitoring community support programs and ensuring appropriate corporate giving policies are adopted; and

•	overseeing and monitoring the Company’s culture to create a diverse and productive workplace.
The Corporate Social Responsibility Committee met four times in Fiscal 2019.

Report of the Audit Committee

The Company’s Annual Report on Form 10-K includes the audited consolidated balance sheets of the Company and its subsidiaries as of February 2, 2019 (“Fiscal 2019”) and February 3, 2018 (“Fiscal 2018”), and the related audited consolidated income statements, statements of comprehensive income, statements of cash flows, and statements of shareholders’ equity, for each of Fiscal 2019, Fiscal 2018, and the fiscal year ended January 28, 2017 (“Fiscal 2017”). The balance sheets and statements (the “Audited Financial Statements”) were audited and are the subject of reports by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”). The Audited Financial Statements are available at www.signetjewelers.com.
The Audit Committee reviewed and discussed the Audited Financial Statements with management and otherwise fulfilled the responsibilities set forth in its charter. An evaluation of the effectiveness of the Company’s internal control over financial reporting was discussed by the Audit Committee with management and KPMG.
The Audit Committee also discussed applicable matters under Public Company Accounting Oversight Board (“PCAOB”) standards with KPMG. The required written disclosures and letter regarding KPMG communications with the Audit Committee and independence were received by the Audit Committee, and independence was discussed with KPMG.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2019.
The Audit Committee annually reviews the independence and performance of KPMG, including its lead audit partner and engagement team, in connection with the Committee’s responsibility for the appointment and oversight of the Company’s independent public accountants and determines whether to re-engage KPMG or consider other audit firms. In doing so, the Committee considers, among other things, such factors as:

•	the quality and efficiency of KPMG’s historical and recent performance on the Company’s audit;

•	KPMG’s capability and expertise;

•	the quality and candor of communications and discussions with KPMG;

•	the ability of KPMG to remain independent;

•	external data relating to audit quality and performance (including recent PCAOB reports on KPMG and its peer firms);

•	and the appropriateness of fees charged; and

•	KPMG’s tenure as the Company’s independent public accountants and their familiarity with its operations, businesses, accounting policies and practices, and internal control over financial reporting.
In accordance with the SEC’s rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide services to the Company. For lead partners, the maximum number of consecutive years of service in that capacity is five years. Accordingly, the process for selection of the Company’s lead partner involves meetings between the members of the Audit Committee and the candidate for the role, as well as a discussion by the full Audit Committee and with management.
Based on the foregoing considerations, the Audit Committee believes that the continued retention of KPMG to serve as the Company’s independent public accountants is in the best interests of the Company and its Shareholders.
MEMBERS OF THE AUDIT COMMITTEE
Sharon McCollam (Chair)
R. Mark Graf
Helen McCluskey
Marianne Miller Parrs

Executive Officers of the Company

The executive officers of the Company are:

Executive Officer	Age	Position	Year Joined Signet
Virginia C. Drosos	56	Chief Executive Officer	2017
Joan Hilson	59	Chief Financial Officer	2019
Lynn Dennison	55	Chief Legal & Transformation Officer and Corporate Secretary	2011
Oded Edelman	52	President of JamesAllen.com and Chief Digital Innovation Advisor	2017
Mary Liz Finn	58	Chief People Officer	2018
Steve Lovejoy	53	Chief Supply Chain Officer	2018
Howard Melnick	57	Chief Information Officer	2017
Carol Schumacher	62	Chief Communications Officer	2018

Virginia C. Drosos, 56—see biographical information in section “Proposal 1: Election of Directors - Virginia C. Drosos.”
Joan Hilson, 59, joined Signet in March 2019 and became Chief Financial Officer in April 2019. Ms. Hilson brings over 30 years of experience in retail corporate finance leadership positions, with extensive experience in business planning, merchandise planning, inventory management, and cost optimization. Before joining Signet, Ms. Hilson was EVP, Chief Financial and Operating Officer of David’s Bridal, Inc. from March 2014 to February 2019. Prior to that she was the CFO of American Eagle Outfitters and held several roles within Limited Brands, including CFO of the Victoria’s Secret stores division. Earlier in her career, Ms. Hilson also worked at Sterling Jewelers Inc. and Coopers & Lybrand.
Lynn Dennison, 55, was appointed Chief Legal & Transformation Officer in February 2018 and Corporate Secretary in January 2019. Ms. Dennison joined the Company in January 2011 as Senior Vice President, Legal, Compliance and Risk Management, and was promoted to Chief Legal, Risk & Corporate Affairs Officer in December 2014. During her tenure at Signet, she has led numerous functional groups, including Real Estate and Store Planning, Indirect Sourcing and Internal Audit. Prior to joining Signet, Ms. Dennison held other senior legal positions, most recently at Tecumseh Products Company.
Oded Edelman, 52, became Chief Digital Innovation Advisor in September 2017. Mr. Edelman has been the Chief Executive Officer of R2Net Inc., the parent company of online diamond and bridal jewelry retailer, James Allen, since he founded it in 2007. Signet completed the acquisition of R2Net Inc. on September 12, 2017. Mr. Edelman has decades of experience in the diamond industry.
Mary Liz Finn, 58, became Chief People Officer in May 2018. From January 2017 to May 2018 Ms. Finn served as Chair of Finn Advisory Services, LLC, a consulting firm which she founded. Previously, Ms. Finn was Chief Human Resources Officer of Nielsen from 2013 to 2016 and provided HR leadership during two major successful transitions: the company’s IPO and the CEO succession. Prior to Nielsen, she spent 26 years at General Electric and has significant experience empowering employees during business transformation, developing leaders, providing effective training and development opportunities, and building diverse, inclusive, and successful teams throughout her career.
Steve Lovejoy, 53, joined Signet as the Company’s new Chief Supply Chain Officer in June 2018. Steve most recently served as Chief Operating Officer for Glanbia PLC from January 2016 to May 2018. Prior to Glanbia, he served as Senior Vice President Global Supply Chain at Starbucks Coffee Company from March 2010 to December 2015; as Vice President, Global Supply Chain for Method Home Products from July 2009 to February 2010; and as Vice President, Product Supply International at The Clorox Company for 17 years before that. He is a member of the Purdue University Advisory Council and a board member for Healing the Culture, a non-profit organization.
Howard Melnick, 57, became Chief Information Officer (CIO) in February 2018, following his service in this position as interim CIO since 2017. Prior to Signet, Mr. Melnick was CIO at Ralph Lauren from 2008 to 2017. Mr. Melnick previously held technology leadership positions at Marriott International and Pepsi-Cola International. He is also a Certified Public Accountant.
Carol Schumacher, 62, joined Signet in February 2018 as Chief Communications Officer. Her prior experience includes corporate officer positions in communications, investor relations and corporate affairs with Intercontinental Exchange from 2015 to 2017, Walmart from 2004 to 2015, Kerr-McGee Corporation from 2002 to 2004, and Home Depot from 1998 to 2001.

Executive Compensation
Compensation Discussion and Analysis
This CDA describes the objectives and the role of the Compensation Committee and discusses the philosophy upon which the Compensation Committee bases its decisions in its endeavors to meet these objectives. The CDA also describes the Company’s executive compensation policies and the material elements of compensation awarded to, earned by, or paid to the NEOs.
EXECUTIVE TRANSITIONS
On August 30, 2018, the Company announced that its Chief Financial Officer, Michele Santana, would be leaving the Company in 2019. Joan Hilson replaced Ms. Santana as CFO on April 4, 2019, after which Ms. Santana served as a senior advisor to the Company until April 30, 2019. Unless otherwise noted, references to the “CFO” or “Chief Financial Officer” herein refer to Ms. Santana. In addition, on April 3, 2019, the Company announced that its President & Chief Customer Officer, Sebastian Hobbs, would step down from his role on April 4, 2019, but would continue to serve as an advisor to the CEO until June 30, 2019.

NEOs for Fiscal 2019 were:

NEO	Position
Virginia C. Drosos	Chief Executive Officer
Michele Santana	Chief Financial Officer
Lynn Dennison	Chief Legal & Transformation Officer and Corporate Secretary
Mary Liz Finn	Chief People Officer
Sebastian Hobbs	President & Chief Customer Officer
EXECUTIVE SUMMARY
The Compensation Committee considers Signet’s business results, among other factors, when evaluating the executive compensation program and incentive payouts. Signet’s performance results are summarized below and on the following pages.
The Company’s performance directly impacted compensation paid to the NEOs in Fiscal 2019. As reported in the Annual Report on Form 10-K and in other public disclosures, the Company’s performance fell short of expectations. In March of 2018, the Company announced the three-year Signet Path to Brilliance transformation plan intended to reposition the company to be the OmniChannel jewelry category leader. The Path to Brilliance transformation plan was designed by the Company’s management team under the leadership of its CEO, Ms. Drosos, and approved by the Board of Directors. In Fiscal 2019 the Company made meaningful progress against the goals of the plan, though fourth quarter results fell below expectations which affected full year results. Consequently, the Company’s annual incentive plan paid well below target (58.5% based on operating profit and same store sales performance). Further, the performance-based restricted share units granted in Fiscal 2017 did not vest because the applicable performance criteria were not satisfied. Signet’s strong commitment to pay-for-performance is demonstrated by the link between actual performance and incentive payouts, both short- and long-term.
The Company believes that with effective execution of the three-year plan, Signet will be positioned for both sustainable growth and enhanced shareholder returns. The Company’s compensation program is designed to take into account Company performance while acknowledging and rewarding the significant contributions that its executives are making in Signet’s transformational Path to Brilliance journey. More information with respect to recent performance and these elements of Signet’s compensation program is provided below.

COMPENSATION PHILOSOPHY
Signet’s compensation program is designed to attract, incent and retain the executive talent needed to achieve the Company’s business vision: to be the world’s premier jeweler by relentlessly connecting with customers, earning their trust with every interaction everywhere.
Signet must employ, motivate and retain superior management to accomplish corporate goals. Therefore, total compensation is targeted at approximately the median of a custom group of 16 comparator companies. Those companies have been chosen to reflect various attributes similar to Signet and also because they may attempt to attract Signet executives if compensation is not competitive. Executives are paid in a range around the median that is dependent upon, among other things, the executive’s experience, internal equity considerations and proven ability to consistently deliver superior performance.

In aggregate, target total compensation for the NEOs in Fiscal 2019 fell below the comparator company median. Positioning by executive varied, with the CEO and CLTO at market, the Chief People Officer slightly above market, and the CFO and the President & Chief Customer Officer slightly below market.
The principles underlying Signet’s executive compensation decisions are as follows:

Principle	Design
Align interests of senior management with Shareholders.	A significant portion of total compensation for executives is delivered through incentives dependent on factors that are stock-based and/or that drive long-term growth in Shareholder value.
Deliver a majority of NEO compensation that is at risk, based on performance.
With the exception of some new-hire awards, the only element of guaranteed pay is base salary. Other compensation elements are tied to performance goals and/or stock price performance. The percentage of at-risk compensation increases in line with the responsibility and experience of each executive.

Reward annual and multi-year exceptional performance through performance-based compensation elements.	Executives participate in both annual and three-year incentives with robust performance goals.
Encourage high performing executives to remain with the Company.	In addition to base salary, executive long-term incentives include a portion of time-based equity that vests over three years.
Align NEO incentives with key organizational goals and metrics.	The short- and long-term incentive plans include performance goals tied to top and bottom line growth, as well as the efficient use of capital.
Encourage all executive officers to build a substantial holding of the Company’s shares.	All NEOs are subject to share ownership guidelines.
CONSIDERATION OF “SAY-ON-PAY” VOTE
In June 2018, the Company’s Say-on-Pay proposal passed with 92.6% of the Shareholder advisory votes in favor of the Company’s executive compensation program. The Compensation Committee concluded that Shareholders were supportive of the Company’s executive compensation design and philosophy. The Compensation Committee will continue to consider Say-on-Pay results in the design of the Company’s compensation program.

TARGET NEO PAY MIX
The following charts illustrate the total target compensation mix for the Company’s CEO and average target compensation mix for other NEOs, but does not reflect actual compensation mix for Fiscal 2019, as discussed below. As these charts show, the Company aligns pay levels for its NEOs with the Company’s performance. Approximately 85% of the CEO’s total target compensation, and approximately 66% of the average target total compensation of other NEOs, is variable and based on performance and/or aligned with Shareholder interests over the short-term or long-term.

ROLE OF THE COMPENSATION COMMITTEE
The Compensation Committee sets the compensation for the Company’s NEOs to motivate them to achieve Signet’s business objectives and ensure that they are appropriately rewarded for their individual contributions to the Company’s performance. In doing so, the Committee considers the interests of Shareholders, the financial and commercial health of the business, compensation parameters for all levels of the organization, and other conditions throughout Signet. The Committee also ensures that Signet’s compensation remains competitive, as discussed above.

ROLE OF COMPENSATION CONSULTANTS
As described earlier, the Compensation Committee retains the services of an independent compensation consultant, Meridian, who performs the following services on behalf of the Committee:

•	Competitive market pay analysis for executive positions and non-employee Directors;

•	Market trends in executive and non-employee Director compensation;

•	Pay-for-performance analysis and review of risk in the Company’s pay programs;

•	Ongoing support with regard to the latest relevant regulatory, governance, technical, and/or financial considerations impacting executive compensation and benefit programs;

•	Assistance with the design of executive compensation or benefit programs, as needed;

•	Annual review of the compensation benchmarking peer group; and

•	Other items as determined appropriate by the Chair of the Compensation Committee.
For more information on the Committee’s independent compensation consultant, Meridian, see section “Role of the Board - Compensation Committee.”
ROLE OF EXECUTIVES
The CEO provides the Compensation Committee with a performance assessment for each of the other NEOs and makes recommendations for their target compensation levels, including salaries, target bonus levels, and equity awards. The Committee uses these assessments, along with other information, to determine final NEO compensation. The CFO and Chief People Officer regularly attend Committee meetings at the request of the Committee, but are not present for the executive sessions or for any discussion of their own compensation.

COMPETITIVE BENCHMARKING ANALYSIS
When analyzing the market data provided by Meridian, the Compensation Committee focuses on a peer group of companies for benchmarking purposes where possible. The Committee annually reviews the composition of the peer group to assess its continued appropriateness. The Fiscal 2019 peer group companies had the following characteristics:

•	International operations;

•	Headquarters in North America and traded on a North American stock exchange;

•	Revenue approximating those of Signet’s; and

•	Revenue generally ranging from half to twice the Company’s revenue.

The Fiscal 2019 group consisted of the following 16 companies, which are the same companies used for Fiscal 2018, with the addition of Ulta Beauty Inc.:

Abercrombie & Fitch Co.	Foot Locker, Inc.	PVH Corp.	Ulta Beauty Inc.
American Eagle Outfitters, Inc.	Hudson’s Bay Company	Ralph Lauren Corporation	Urban Outfitters Inc.
Capri Holdings Limited	L Brands, Inc.	Tapestry Inc.	V.F. Corporation
Dick’s Sporting Goods Inc.	Nordstrom Inc.	Tiffany & Co.	Williams-Sonoma, Inc.

Ulta Beauty Inc. was added to the peer group due to its similarity in size to Signet, as well as its strong store presence and performance.

The chart below shows the total revenues (in millions) as of the end of Fiscal 2018 for all peers.
This peer group was the primary source of market data for the NEOs, except for the CLTO and Corporate Secretary and the Chief People Officer. Equilar survey data covering a broader group of retail companies with median revenues close to Signet’s was used for these two positions to provide more robust benchmarks. Neither the Compensation Committee nor management had any input into the companies included in this broader group of retail companies.
DETERMINING EXECUTIVE COMPENSATION
The Compensation Committee’s objective is to deliver and maintain competitive executive compensation in accordance with its compensation principles.
The Committee believes that the greater the responsibility and direct influence over the Company’s performance an executive officer has, the more his or her total compensation should be weighted toward incentive payments. The Committee considers the annual compensation benchmarking data described earlier, along with other factors such as an executive officer’s level of experience, the Company’s desire to retain the executive, the availability of replacement personnel, as well as the individual’s responsibilities and actual performance when setting target compensation levels.
The Committee also reviews tally sheets covering all elements of compensation including benefits, perquisites, and potential payments upon termination or change of control, to understand how each element of compensation relates to other elements and to the compensation package as a whole.
At the beginning of each fiscal year, the CEO recommends total compensation levels (including salary, target bonus and target long-term incentive value) for the NEOs, other than for herself. The Committee considers these recommendations and determines final compensation levels for the NEOs as well as the CEO based on the factors described above.

COMPENSATION OVERVIEW, OBJECTIVES AND KEY FEATURES
The Compensation Committee has established an executive compensation program that contains the following key components:

Component	Objective	Key Features
Base salary	Provide a fixed level of pay that is not at risk and reflects individual experience and ongoing contribution and performance.	Designed to retain key executive officers by being competitive but is not considered to be the primary means of incentivizing or recognizing performance.
Annual bonus	Motivate and reward achievement of annual financial results against established annual goals of the Company.	Cash payments are dependent on the degree of achievement against annual performance targets. This element is payable just after the end of the fiscal year in which it was earned.
Long-term incentives (time-based restricted shares and performance-based restricted share units)	Align management with long-term Shareholder interests; retain executive officers; motivate and reward achievement of sustainable earnings growth and returns.
Time-based restricted share awards vest upon the continuance of service; performance-based restricted share units require achievement of Company financial goals over a three-year performance period and require continued service.

An additional component of the compensation program is the benefits package, which includes a deferred compensation plan, retirement benefits and health and life insurance. The objective of the benefits package is to retain executive officers over the course of their careers.
ELEMENTS OF NEO COMPENSATION
(a) Base Salary
Each NEO receives a fixed level of base salary as compensation for services rendered during the fiscal year. Base salaries are monitored to support the executive compensation program’s objectives of attracting and retaining management.
Base salaries of the NEOs during Fiscal 2019 and Fiscal 2018 are listed in the table below. None of the NEOs who were employed by the Company in Fiscal 2018 received an increase in base salary for Fiscal 2019, except for Ms. Dennison, whose salary was increased to reflect increased responsibilities.

NEO	Fiscal 2019 Salary(1)	Fiscal 2018 Salary
Virginia C. Drosos	$1,500,000	$1,500,000
Michele Santana	$700,000	$700,000
Lynn Dennison	$650,000	$595,000
Mary Liz Finn(2)	$515,000	$—
Sebastian Hobbs	$700,000	$700,000
(1) The actual salary received by each NEO during Fiscal 2019 is set forth in the Summary Compensation Table.
(2) Ms. Finn joined Signet in May 2018.
(b) Annual Bonus (“STIP”)
Annual bonus performance targets and actual bonuses paid in light of the Company’s performance are reviewed and approved by the Compensation Committee each year.
This incentive program focuses management on achieving annual performance objectives. The annual bonus is based on a pre-determined formula based on Company-wide performance. In determining the performance target at the start of each year, the Committee considers the Company’s current business plans and relevant market data, including the relative positioning of the Company’s performance in its sector. There is a maximum bonus payout level set each year on such awards, which is twice the target level. The Committee also sets a threshold performance level, below which no payments are made. This incentive program focuses management on achieving each year’s financial objectives.

Annual Bonus Fiscal 2019
In setting the performance criteria for Fiscal 2019, the Compensation Committee agreed that the STIP would return to being based on both adjusted operating income (“Adjusted STIP Operating Income”) (60% weighting) and same store sales (40% weighting), rather than solely on Adjusted STIP Operating Income, as it was in Fiscal 2018. The Committee believes that using these measures will drive both top and bottom line growth, consistent with the Company’s Path to Brilliance plan. Adjusted STIP Operating Income is a non-GAAP measure, calculated as operating income, adjusted to reflect results at constant currency and for the impact of (i) noncash goodwill and intangible impairment charges, (ii) the disposition of the second phase of the Company’s credit program, (iii) restructuring charges and (iv) the resolution of a previously disclosed regulatory matter.

As of the end of Fiscal 2019, target and potential maximum bonuses as a percentage of salary were as set out below. These bonus targets are the same as Fiscal 2018 for those NEOs employed by the Company in Fiscal 2018.

NEO	Target Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary
Virginia C. Drosos	150%	300%
Michele Santana	75%	150%
Lynn Dennison	75%	150%
Mary Liz Finn	75%	150%
Sebastian Hobbs	75%	150%

At or below threshold performance levels, no award is paid to executives. Performance must exceed threshold goals to earn any bonus payout, which is paid on a linear basis from zero to 100% of the target bonus. Performance in excess of the target up to the maximum results in a bonus paid on a linear basis from 100% to 200% of the target bonus.
The threshold (the level at which bonus will start to accrue), target, maximum and actual numbers for Fiscal 2019 were as follows:

	Threshold	Target	Max	Actual Achieved
Adjusted STIP Operating Income	$285.0m	$345.0m	$375.0m	$276.1m
Same store sales	(3.8)%	(1.3)%	1.3%	(0.1)%

The Committee set goals to motivate executives and to align with externally guided financial metrics. In Fiscal 2019, Signet announced an agreement to complete the outsourcing of Signet’s credit portfolio through the sale of non-prime receivables and a five-year committed forward flow purchase program, which lowered operating income expectations and guidance for Fiscal 2019, resulting in lower incentive targets, aligning with the lower guidance. As discussed above, Signet returned the same store sales metric to the performance mix in order to create a blend of top-line and bottom-line financial goals. Target achievement for same store sales was negative, but set at a level significantly above actual performance of the previous year, while keeping in mind the uncertainty of the retail market overall. Both goals were challenging, and as noted previously, Adjusted STIP Operating Income performance did not meet the threshold.

After reviewing the actual performance achieved against the criteria set at the beginning of Fiscal 2019, the Committee approved the performance noted above as part of the Fiscal 2019 year-end process resulting in the actual bonus payments of 58.5% of target as shown below:

NEO	Total Bonus Earned for Fiscal 2019
Virginia C. Drosos	$1,316,250
Michele Santana	$307,125
Lynn Dennison	$281,882
Mary Liz Finn	$225,956
Sebastian Hobbs	$307,125

(c) Long-Term Incentive Plans (“LTIP”)
The Compensation Committee believes that long-term share-based incentives are appropriate and important to properly focus the executive officers on long-term results and align their interests with those of Shareholders.
Long-Term Incentive Grants in Fiscal 2019
The Fiscal 2019 equity grant under the Signet Jewelers Limited 2018 Omnibus Incentive Plan (the “Omnibus Plan”) included performance-based restricted share units at 65% and time-based restricted shares at 35% of the overall award granted, the same as in Fiscal 2018.
Generally, long-term incentive grants are made at the same time as the annual compensation reviews. The value delivered through long-term incentives is determined holistically in the context of total compensation levels. This process, as described above, considers benchmarking data, retention needs, level of responsibility, and individual performance. The number of time-based restricted shares and performance-based restricted share units granted to NEOs in Fiscal 2019 was based upon an award methodology using a share price calculated by averaging the closing price of a Common Share on the NYSE for the 20 trading days before the grant date, which was April 25, 2018. The number of time-based restricted shares and performance-based restricted share units granted to each NEO in Fiscal 2019 using this award methodology is set forth in the “Grants of Plan-Based Awards” table and discussed in more detail below.
Performance-Based Restricted Share Units
The Committee determined that the performance-based restricted share unit targets for the Fiscal 2019 grant would cover a three-year performance period, and that awards would be weighted 80% on cumulative consolidated operating profit (“LTIP Profit”) and 20% on return on invested capital (“LTIP ROIC”) instead of return on capital employed, as was used previously. LTIP Profit, a non-GAAP measure, is the reported operating income for the Company, excluding the impact of items the Company normalizes for public reporting and adjusted to reflect results at constant currency. LTIP ROIC is a non-GAAP measure calculated as being the annual consolidated operating profit in respect of the applicable fiscal year divided by the two-point, average year-end invested capital balance in respect of the applicable fiscal year, using a constant currency exchange rate, per the Company’s consolidated balance sheet. LTIP ROIC replaced LTIP return on capital employed as it is more commonly used to evaluate profitability in the U.S., is relatively common among Signet’s peers and is aligned with the Company’s strategy of growth and mindful use of capital. These measures were also chosen because the Compensation Committee believes that the appropriate combination of growth and return drive long-term shareholder value. NEOs can earn between 0% and 200% of their share award depending on performance results over the three-year period, subject to continued service with the Company during such period.
For grants made in Fiscal 2019, consistent with past practice, the three-year cumulative performance target is based upon the Company’s consolidated financial projections for Fiscal 2019 to Fiscal 2021, adjusted to exclude the impact of any material transaction involving Signet or its subsidiaries that was not anticipated at the time the performance target was set, subject to approval by the Compensation Committee. The level of achievement for LTIP Profit will pay out at 25% (minimum) upon achievement of approximately 85% of the three-year cumulative performance target and 200% (maximum) upon achievement of approximately 110% of the three-year cumulative performance target. Achievement of any payout over the three-year cumulative performance period will require significant outperformance of guidance for Fiscal 2020 and operating plans for Fiscal 2021. The performance target and actual performance as measured against the target will be disclosed at the end of the three-year performance period.
The second goal for the Fiscal 2019 grant is achievement of LTIP ROIC over the performance period. ROIC uses LTIP Profit divided by total assets less current liabilities (excluding current debt). Achievement of any payout over the three-year cumulative performance period will require significant outperformance of guidance for Fiscal 2020 and operating plans for Fiscal 2021, in addition to lowering the Company’s net asset base. The performance target and actual performance as measured against the target will be disclosed at the end of the three-year performance period.
Time-Based Restricted Shares
One-third of the time-based restricted shares granted in Fiscal 2019 will vest on each of the first, second and third anniversary of the grant date subject to continued service with the Company.
Time-based restricted share awards were granted under an award pool formula established by the Compensation Committee based on Company performance in the prior fiscal year. For time-based restricted share awards granted in Fiscal 2019, the pool was based on attaining an adjusted operating income performance hurdle for Fiscal 2018. The actual share awards granted from the pool were determined using the process described above under “Long-Term Incentive Grants in Fiscal 2019.”
Determinations Related to Vesting of Previously Granted Performance-Based Long-Term Incentive Awards
In April 2019, the Committee certified performance for the three-year performance-based restricted share unit awards granted in Fiscal 2017, covering the performance period of Fiscal 2017 through Fiscal 2019. These awards were weighted 80% on adjusted consolidated operating income (“Adjusted LTIP Operating Income”) and 20% on return on capital employed (“LTIP ROCE”). Adjusted LTIP Operating Income was further adjusted to reflect results at constant currency and for the impact of (i) noncash goodwill and intangible impairment charges, (ii) the disposition of the second phase of the Company’s credit program, (iii) restructuring charges and (iv) the resolution of a previously disclosed regulatory matter.
Performance targets and actual performance for these measures are shown below. The awards vested at 0% of target.

	Threshold (Pays 0% of Target)	Target (Pays 100% of Target)	Maximum (Pays 200% of Target)	Actual	Share Award Vesting (as a Percentage of Target)
3-Year Cumulative Adjusted LTIP Operating Income (in millions)	$2,989	$3,322	$3,487	$1,637	—%

	Threshold (Pays 0% of Target)	Target (Pays 100% of Target)	Maximum (Pays 200% of Target)	Actual	Share Award Vesting (as a Percentage of Target)
LTIP ROCE	23.4%	26.0%	27.3%	20.0%	—%

(d) Retirement & Deferred Compensation
The Company provides retirement and deferred compensation benefits to NEOs and employees, both as a retention mechanism and to provide a degree of financial security post retirement.
In the U.S., there are two defined contribution savings vehicles. The primary retirement vehicle is the Company-sponsored Signet Jewelers 401(k) Retirement Savings Plan (the “401(k) Plan”), which is a qualified plan under federal guidelines.
Currently the Company matches 50% of an employee’s elective salary deferral up to a maximum of 6% of the employee’s eligible compensation in order to be market competitive. The annual elective salary deferral for each employee is subject to certain maximum statutory limitations.
Under federal guidelines, the 401(k) Plan contributions by senior management may be reduced based on the participation levels of lower-paid employees. Therefore, a supplemental plan, the Deferred Compensation Plan (the “DCP”), an unfunded, non-qualified plan under Federal guidelines, was established for senior management to assist with pre-tax retirement savings in addition to the 401(k) Plan. The Company provides a discretionary 50% matching contribution under the DCP for each participant’s annual deferral, up to 10% of the participant’s annual eligible compensation. Although the DCP also permits additional employer discretionary contributions, the Company did not make any additional discretionary contributions in Fiscal 2019.
The NEOs are eligible for benefits provided via the 401(k) Plan and the DCP.
(e) Health & Welfare
NEOs participate in various health and welfare programs, as well as life insurance and long-term disability plans, which are generally available to other executive officers of the Company.
(f) Perquisites
NEOs receive a limited number of perquisites and supplemental benefits. The Company covers the cost of an annual physical examination for the CEO to facilitate and encourage her to maintain her health and well-being. Relocation benefits are provided, including reimbursement for a spouse’s travel expenses where the spouse has not also relocated, where applicable; and small retirement gifts may be given on occasion. In addition, in limited circumstances, where it is appropriate that spouses attend business related functions, Signet reimburses NEOs for the travel expenses of spouses. The Company does not provide any tax gross-up payments for any perquisites other than for relocation payments where applicable.
(g) Agreements with NEOs
Each NEO has entered into a termination protection agreement with the Company. The termination protection agreements with Ms. Santana and Mr. Hobbs are no longer in effect as they have each entered into a separation agreement the Company. The principal terms of the termination protection agreements with the NEOs and the separation agreements with Ms. Santana and Mr. Hobbs are set forth under “NEO Agreements” below.
(h) Termination for Cause and Violation of Non-Compete and Non-Solicitation Covenants
Performance-based restricted share units and time-based restricted shares will not vest if termination for cause occurs before the conclusion of the performance or vesting period. All NEO termination protection agreements contain a non-competition covenant that has a 12-month post-employment term, as well as a non-solicitation covenant that has a post-employment term between 12 months and two years. Violation of the non-compete or non-solicitation covenants will result in cessation of severance payments, potential litigation and the Company’s ability to seek injunctive relief and damages. For more information concerning the NEO termination protection agreements, see “NEO Agreements” below.
(i) Clawback Policy
The Compensation Committee has adopted a clawback policy that provides that in the event of a material restatement of the Company’s financial results, the Compensation Committee will recalculate incentive compensation based on the restated results. In the event of an overpayment, the Company may seek to recover the difference. Similarly, in the interest of fairness, should a restatement result in an under payment of incentive compensation, the Company will make up any difference.
(j) Share Ownership Policy
It is the Company’s policy that executive officers build a holding of Common Shares. The guidelines for these holdings for the NEOs are currently as follows:

•	Five times annual base salary—CEO

•	Three times annual base salary— CFO, CLTO and Corporate Secretary, Chief People Officer, and President & Chief Customer Officer

All executives are expected to build their holding within five years from a specified date. All executives are required to hold 50% of net after-tax shares received upon vesting or payout until these requirements are met. Once achieved, the holding is to be maintained while the individual remains an officer of the Company. Currently, all NEOs are in compliance with the Share Ownership Policy.
(k) Anti-Hedging and Pledging Policies
It is the Company’s policy to prohibit hedging or monetization transactions that would allow an officer, Director or employee who is a security holder to engage in transactions that would separate the risks and rewards of ownership of Company securities from actual ownership of those securities. In addition, the Company prohibits any pledging of Company shares by any officer, Director or employee of the Company.

(l) Limitation under Section 162(m) of the Internal Revenue Code
In general, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) denies a federal income tax deduction to the Company for compensation in excess of $1 million per year paid to certain employees (the “Covered Employees”). As a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017, Covered Employees include any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers for the taxable year. Any individual who is a Covered Employee in any tax year beginning after December 31, 2016 will remain a Covered Employee for all future years. Prior to 2018, Section 162(m) included an exception from the deduction limitation for “qualified performance-based compensation,” however, the Tax Cuts and Jobs Act eliminated the “qualified performance-based compensation” exception effective for tax years beginning after December 31, 2017. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based.
The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to the Company’s existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Although the Compensation Committee has designed the executive compensation program with tax considerations in mind, the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if the Committee believes doing so is in the best interests of the Company.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.
Members of the Compensation Committee:
Nancy Reardon (Chair)
Thomas Plaskett
Jonathan Sokoloff
Eugenia Ulasewicz

Summary Compensation Table

The following table sets forth the compensation during Fiscal 2019, Fiscal 2018 and Fiscal 2017, as appropriate, paid to or earned by NEOs.

NEO & Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Virginia C. Drosos	2019	$1,500,000	$—	$5,919,666	$1,316,250	$160,387	$8,896,303
CEO	2018	$773,077	$1,500,000	$10,828,081	$—	$453,534	$13,554,692

Michele Santana	2019	$700,000	$—	$1,183,885	$307,125	$46,692	$2,237,702
Chief Financial Officer	2018	$713,462	$—	$1,127,926	$—	$48,199	$1,889,587
	2017	$690,000	$—	$1,103,387	$—	$76,711	$1,870,098
Lynn Dennison	2019	$641,538	$—	$705,341	$281,882	$41,502	$1,670,263
Chief Legal & Transformation Officer and
Corporate Secretary
Mary Liz Finn	2019	$344,654	$—	$721,833	$225,956	$203,641	$1,496,084
Chief People Officer
Sebastian Hobbs	2019	$700,000	$—	$828,711	$307,125	$81,963	$1,917,799
President & Chief Customer Officer	2018	$676,560	$—	$789,539	$—	$98,360	$1,564,459

(1)	The amounts reflected in the table above for Fiscal 2019 reflect actual salaries earned, which may differ from the base salaries disclosed in section “CDA - Base Salary.”

(2)
In accordance with FASB ASC Topic 718, the amounts calculated are based on the aggregate grant date fair value of the restricted shares and restricted share units (in the column entitled “Stock Awards”) in the year of grant based upon target value of performance conditions. For information on the valuation assumptions, refer to note 25 in Signet’s Annual Report on Form 10-K for Fiscal 2019. The amounts in the table above reflect the total value of the performance-based restricted share units at the target (or 100%) level of performance achievement plus time-based restricted shares.

(3)	The amounts in the table above reflect actual STIP payments earned. See “CDA - Annual Bonus (“STIP”).”

(4)	The following table provides the incremental Fiscal 2019 cost to the Company for each of the elements included in the column:

NEO	401(k) Matching Contribution	DCP Matching Contribution	Health Care Reimbursements Related to Physical Exam	Life and Disability Insurance Premiums	Perquisites(1)	Total
Virginia C. Drosos	$—	$150,000	$1,650	$7,482	$1,255	$160,387
Michele Santana	$9,262	$35,000	$—	$2,430	$—	$46,692
Lynn Dennison	$9,414	$28,327	$—	$3,761	$—	$41,502
Mary Liz Finn	$—	$15,846	$—	$3,306	$184,489	$203,641
Sebastian Hobbs	$9,666	$35,000	$—	$2,580	$34,717	$81,963

(1)
Amount reported for Ms. Drosos consists solely of reimbursement for relocation expenses. Amount reported for Ms. Finn consists solely of transition and relocation expenses. Amount reported for Mr. Hobbs consists of reimbursements for his wife’s travel from the UK to the U.S. since his relocation to the U.S. ($22,197) and tax preparation services ($12,520).

The table below provides the potential value of Fiscal 2019 performance-based restricted share units at target and maximum level of performance.

NEO	Potential Value at Target Level	Potential Value at Maximum Level
Virginia C. Drosos	$3,710,667	$7,421,334
Michele Santana	$742,133	$1,484,266
Lynn Dennison	$442,191	$884,382
Mary Liz Finn	$457,796	$915,592
Sebastian Hobbs	$519,497	$1,038,994

Grants of Plan-Based Awards

Set forth below is information concerning grants of plan-based awards made during Fiscal 2019.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(4)		Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All other Stock Awards: Number of Shares or Units	Grant Date Fair Value of Stock and Option Award(6)
NEO		Grant Date	Target	Max	Threshold	Target	Max
Virginia C. Drosos	(1)		$2,250,000	$4,500,000
	(2)	April 25, 2018			25,584	102,335	204,670		$3,710,667
	(3)	April 25, 2018						55,101	$2,208,999
Michele Santana	(1)		$525,000	$1,050,000
	(2)	April 25, 2018			5,117	20,467	40,934		$742,133
	(3)	April 25, 2018						11,019	$441,752
Lynn Dennison	(1)		$487,500	$975,000
	(2)	April 25, 2018			3,049	12,195	24,390		$442,191
	(3)	April 25, 2018						6,564	$263,151
Mary Liz Finn	(1)		$386,250	$772,500
	(2)	June 15, 2018			2,191	8,765	17,530		$457,796
	(3)	June 15, 2018						4,720	$264,037
Sebastian Hobbs	(1)		$525,000	$1,050,000
	(2)	April 25, 2018			3,582	14,327	28,654		$519,497
	(3)	April 25, 2018						7,713	$309,214

(1)
Represents bonus opportunities under the Company’s annual bonus plan for Fiscal 2019. The target bonus levels for Fiscal 2019 expressed as a percentage of base salary were 150% for Ms. Drosos and 75% for the other NEOs, and the maximum bonus levels were 300% for Ms. Drosos and 150% for the other NEOs, based on goals established by the Compensation Committee for target Adjusted STIP Operating Income. For a more detailed description of the Company’s annual bonus plan, including a discussion of the Company’s performance with respect to goals and amounts awarded to the NEOs in Fiscal 2019, see “CDA - Annual Bonus (STIP)” above.

(2)
Represents performance-based restricted share units granted under the Omnibus Plan. Under the terms of these awards, the restricted share units will vest at the end of the third fiscal year following the grant dates subject to achievement of performance goals and continued service. Vesting may be prorated upon certain terminations of employment or change of control events. Under the terms of these awards, the restricted share units will be forfeited in the event the Company fails to achieve minimum cumulative LTIP Profit and LTIP ROIC goals for the 3-year performance period covering Fiscal 2019 through Fiscal 2021.

(3)
Represents time-based restricted share awards granted under the Omnibus Plan. One third of these time-based restricted shares will vest on each of the first, second and third anniversary of the grant date subject to continued service. Vesting may be prorated upon certain terminations of employment or change of control events. Time-based restricted shares accrue dividends while restricted, which are paid if and when the awards vest.

(4)
Payouts of non-equity incentive plan awards may range from $0 to the maximum as described above. Below threshold level, nothing is paid to the NEOs; performance must meet or exceed threshold level to earn any bonus payment, which is paid on a linear basis from 0% to 100% of the target and 100% to 200% of the target.

(5)	Payouts of equity incentive plan awards may range from $0 to the maximum as described above. At threshold level, 25% is paid to the NEOs.

(6)
Represents the grant date fair value of each equity-based award as determined in accordance with FASB ASC Topic 718. The actual value received by the NEOs with respect to these awards may range from $0 to an amount greater than the reported amount, depending on the Company’s actual financial performance and share value when the shares are received.

Outstanding Equity Awards at Fiscal Year End 2019

	Stock Awards
NEO	Number of shares or units of stock that have not vested		Market value of shares or units that have not vested(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested(2)		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested(1)(2)
Virginia C. Drosos	22,932	(3)	$549,680	127,764	(6)	$3,062,503
	40,950	(4)	$981,572	204,670	(7)	$4,905,940
	55,101	(5)	$1,320,771			$—
Michele Santana	1,201	(8)	$28,788	13,388	(10)	$320,910
	4,088	(9)	$97,989	22,788	(6)	$546,228
	11,019	(5)	$264,125	40,934	(7)	$981,188
Lynn Dennison	567	(8)	$13,591	6,320	(10)	$151,490
	2,230	(9)	$53,453	12,428	(6)	$297,899
	6,564	(5)	$157,339	24,390	(7)	$584,628
Mary Liz Finn	4,720	(11)	$113,138	17,530	(7)	$420,194
Sebastian Hobbs	634	(8)	$15,197	7,076	(10)	$169,612
	2,862	(9)	$68,602	15,950	(6)	$382,322
	7,713	(5)	$184,881	28,654	(7)	$686,836

(1)	Calculated using the closing market price of the Company’s Common Shares on February 1, 2019, the last business day of Fiscal 2019 ($23.97 per share).

(2)	Amounts reported above reflect payout at maximum, which is 200% of target.

(3)
The grant date for this award was August 1, 2017. One third of this grant vests on each of the first, second and third anniversary of the grant date. As of February 2, 2019, the awards outstanding represent the amounts eligible for vesting on the second and third anniversary of the grant date.

(4)	The grant date for this award was August 1, 2017. Half of this grant vested on February 4, 2018, and the remaining half vested on February 3, 2019.

(5)	The grant date for this award was April 25, 2018. One third of this grant vests on each of the first, second and third anniversary of the grant date.

(6)	The Compensation Committee will determine whether this grant will vest within 70 days following February 1, 2020.

(7)	The Compensation Committee will determine whether this grant will vest within 70 days following January 30, 2021.

(8)	This grant will vest on April 25, 2019.

(9)
The grant date for this award was April 7, 2017. One third of this grant vests on each of the first, second and third anniversary of the grant date. As of February 2, 2019, the awards outstanding represent the amounts eligible for vesting on the second and third anniversary of the grant date.

(10)	This award vested on February 2, 2019 and lapsed as a result of performance below the 3-year cumulative threshold as determined by the Compensation Committee.

(11)	The grant date for this award was June 15, 2018. One third of this grant vests on each of the first, second and third anniversary of the grant date.

Option Exercises and Shares Vested

The table below shows the number and value of share options exercised and shares vested (or settled) for the NEOs in Fiscal 2019.

	Stock Awards
NEO	Number of shares acquired on vesting	Value realized on vesting(1)
Virginia C. Drosos	52,416	$2,750,218
Michele Santana	6,897	$272,936
Lynn Dennison	2,997	$117,899
Mary Liz Finn	—	$—
Sebastian Hobbs	3,559	$139,730
(1) Represents the value realized upon vesting of shares, based on the market value of the shares on the vesting date.

Non-Qualified Deferred Compensation
The Company maintains the Deferred Compensation Plan (the “DCP”), which is an unfunded, non-qualified plan under Federal guidelines, established for senior management to assist with pre-tax retirement savings in addition to the 401(k) Plan. The Company provides a discretionary 50% matching contribution under the DCP for each participant’s annual deferral, up to 10% of the participant’s annual eligible compensation. Although the DCP also permits additional employer discretionary contributions, the Company did not make any additional discretionary contribution in Fiscal 2019.

NEO	Executive contributions in last fiscal year(1)	Registrant contribution in last fiscal year(2)	Aggregate earnings in last fiscal year(3)	Aggregate withdrawals/ distributions in last fiscal year(4)	Aggregate balance at last fiscal year end(5)
Virginia C. Drosos	$300,000	$150,000	$13,670	$(2,876)	$548,130
Michele Santana	$70,000	$35,000	$30,138	$(53,128)	$1,204,538
Lynn Dennison	$424,904	$28,327	$62,026	$(262,171)	$2,294,357
Mary Liz Finn	$31,962	$15,846	$675	$—	$48,483
Sebastian Hobbs	$70,000	$35,000	$4,567	$(813)	$190,942

(1)	All NEO contributions are reflected in their “Salary” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	All registrant contributions reflect the Company match of executive contributions. These contributions are reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)
Aggregate earnings represent interest credited to each executive’s account based on the crediting rate of interest declared for the year. For Fiscal 2019, this rate did not exceed 120% of the applicable U.S. federal long-term rate. As such, no amounts are reported in the Summary Compensation Table.

(4)
In Fiscal 2019, aggregate withdrawals for each NEO related to the payment of required tax withholdings for earnings on non-qualified deferred compensation balances and scheduled payouts made based on the terms of the DCP.

(5)
The aggregate balance reported as of February 2, 2019 for each executive includes the following amounts that were reported in the Summary Compensation Table in the current and prior year Proxy Statements:

NEO	Aggregate balance reported in current and prior Summary Compensation Table
Virginia C. Drosos	$536,538
Michele Santana	$1,139,621
Lynn Dennison	$453,231
Mary Liz Finn	$47,808
Sebastian Hobbs	$185,769

NEO Agreements

This section summarizes the details of each NEO’s termination protection agreement, other than Ms. Santana and Mr. Hobbs, whose separation agreements are also summarized below. The actual salary paid during Fiscal 2019 to each NEO is set forth in the Summary Compensation Table and the current annual salary and maximum and target bonus opportunities are described in the CDA.

TERMINATION PROTECTION AGREEMENTS
Each of the NEOs has entered into a termination protection agreement with a U.S. subsidiary of the Company that governs terminations of employment and certain material terms of such NEO’s employment. The termination protection agreements with Ms. Santana and Mr. Hobbs are no longer in effect.
Pursuant to the termination protection agreement, the NEO’s employment, other than in the case of Ms. Drosos, will continue until the agreement is terminated by the Company at any time by notifying the NEO in writing or by the NEO at any time upon at least 360 days’ advance written notice, other than upon the NEO’s death or upon a termination for “cause,” which terminations may be effective immediately.
Ms. Drosos’s termination protection agreement has an initial term of three years, effective from August 1, 2017, and thereafter shall automatically renew for one-year periods, unless either party provides notice of non-renewal at least six months prior to the end of the then current term. Ms. Drosos’s employment shall continue until terminated by the Company at any time, by Ms. Drosos with at least 90 days’ notice, by either party upon notice of non-renewal of the agreement as described above, or upon Ms. Drosos’s death or termination for “cause,” which terminations may be effective immediately.
The termination protection agreements provide for compensation, including, (i) an annual base salary, (ii) target and maximum annual bonus, (iii) eligibility to be considered annually for a long-term incentive plan payment, as determined in the sole discretion of the Compensation Committee, and (iv) participation in benefit plans made available to senior executives of the Company.
During employment and for a specified period thereafter, each NEO will be subject to confidentiality, non-solicitation and non-competition restrictions. Ms. Finn is also subject to a non-disparagement provision in her agreement. In addition, the NEOs are required to meet certain share ownership levels, as set by the Board from time to time. The Company has agreed to provide the NEOs with coverage under a directors and officers liability insurance policy, at a level no less than that maintained for substantially all of the executive officers of the Company and the members of the Company’s Board.
The NEOs, other than Ms. Drosos, are each entitled to severance payments, subject to the execution and non-revocation of a release of claims, if the NEO is (i) terminated by the Company without “cause” or (ii) if the NEO resigns for “good reason” within one year following a “change of control” (as these terms are defined in the termination protection agreements). In the event of any such termination, the NEO will be entitled to:
(i) continued payment of base salary for twelve months following the date of termination;
(ii) a lump sum amount equal to the annual bonus the NEO would have otherwise received for the fiscal year in which such termination occurs, based on actual performance;
(iii) in respect of each then-ongoing award under the Company’s LTIP as of the date of termination, (a) with respect to awards that vest in whole or in part based on performance, at the end of each completed performance cycle for each such award, vesting calculated based on actual performance during the full performance cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable performance cycle through the date of termination, payable in accordance with the LTIP and (b) with respect to awards that vest solely based on provision of services, vesting calculated based on the award the executive otherwise would have received for the vesting cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable vesting cycle through the date of termination, payable in accordance with the LTIP; and
(iv) if the NEO elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a cash payment equal to the employer contribution to the premium payment for actively employed senior executives, payable monthly for twelve months or until such earlier termination of COBRA coverage.
Ms. Drosos is entitled to the following severance payments, subject to the execution and non-revocation of a release of claims, (a) if she is terminated by the Company without “cause” or (b) in the event the Company elects not to renew the termination protection agreement at the end of any term:
(i) payment of the sum of base salary and target annual bonus for twelve months following the date of termination;

(ii) a lump sum amount equal to the annual bonus Ms. Drosos would have otherwise received for the fiscal year in which such termination occurs, based on actual performance and pro-rated for the number of days employed during such fiscal year;
(iii) in respect of each then-ongoing award under the Company’s LTIP as of the date of termination, (a) with respect to awards that vest in whole or in part based on performance, at the end of each completed performance cycle for each such award, vesting calculated based on actual performance during the full performance cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable performance cycle through the date of termination, payable in accordance with the LTIP and (b) with respect to awards that vest solely based on provision of services, vesting calculated based on the award the executive otherwise would have received for the vesting cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable vesting cycle through the date of termination, payable in accordance with the LTIP; and
(iv) if Ms. Drosos elects coverage under COBRA, a cash payment equal to the employer contribution to the premium payment for actively employed senior executives, payable monthly for twelve months or until such earlier termination of COBRA coverage.
Ms. Drosos is entitled to the following severance payments, subject to the execution and non-revocation of a release of claims, if in each case within one year following a “change of control” (as defined in the termination protection agreement): (a) she is terminated by the Company without “cause,” (b) she resigns for “good reason” (as defined in the termination protection agreement) or (c) in the event the Company elects not to renew the termination protection agreement at the end of any term:
(i) one and one-half times (1.5x) the sum of base salary and target annual bonus, payable in a lump sum;
(ii) a lump sum amount equal to the annual bonus Ms. Drosos would have otherwise received for the fiscal year in which such termination occurs, based on actual performance and pro-rated for the number of days employed during such fiscal year;
(iii) awards granted pursuant to the LTIP, shall be paid in accordance with the terms of the LTIP and applicable award agreement, as discussed in section “Termination Payments - Change of Control” on page 43; and
(iv) if Ms. Drosos elects coverage under COBRA, a cash payment equal to the employer contribution to the premium payment for actively employed senior executives, payable monthly for eighteen months or until such earlier termination of COBRA coverage.
If any NEO’s employment is terminated by reason of death, the NEO’s estate shall be entitled to:
(i) continued payment of base salary for six months following the date of death;
(ii) a lump sum amount equal to the annual bonus the NEO would have otherwise received for the fiscal year in which such termination occurs based on actual performance and prorated for the number of calendar days employed during such fiscal year; and
(iii) in respect of each then-ongoing performance cycle under the LTIP as of the date of termination, (a) with respect to awards that vest in whole or in part based on performance, vesting based on target performance for the performance cycle and prorated for the number of calendar days employed during the performance cycle and (b) with respect to awards that vest solely based on the provision of services, vesting shall be pro-rated based on the number of calendar days employed during the vesting cycle.
If the NEO’s employment is terminated by reason of disability, the NEO shall be entitled to the annual bonus the NEO would have otherwise received for the fiscal year in which such termination occurs based on actual performance and prorated for the number of calendar days employed during such fiscal year.
Upon any termination of an NEO’s employment, the NEO will be entitled to accrued and unpaid benefits or obligations.
Michele Santana Separation Agreement
On August 28, 2018, Sterling Jewelers Inc. (“Sterling”), a subsidiary of Signet, entered into a separation agreement with Ms. Santana (the “Separation Agreement”) in connection with her separation from service as Chief Financial Officer of Signet and on March 13, 2019, Sterling entered into a side letter to the Separation Agreement with Ms. Santana (the “Side Letter”). Pursuant to the Separation Agreement and the Side Letter, Ms. Santana served as Chief Financial Officer of Signet through April 3, 2019, the date Signet filed its most recent Form 10-K, and then became a senior advisor for the period ending April 30, 2019 or such earlier termination without Cause by Sterling (the “Termination Date”). As of the Termination Date, Ms. Santana will be entitled to receive, in addition to any accrued but unpaid benefits or obligations:
(i) continued payment of base salary through April 30, 2020;
(ii) an annual bonus for Fiscal 2020 based on actual performance for the full fiscal year;
(iii) with respect to the time-based restricted stock awards granted on April 7, 2017, and April 25, 2018, pro rata vesting based on the number of calendar days that have elapsed since the beginning of the applicable vesting cycle through April 30, 2019;

(iv) with respect to the performance-based restricted stock unit awards granted on April 27, 2017, and April 25, 2018, at the end of each completed performance cycle for each such award, vesting calculated based on actual performance during the full performance cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable performance cycle through April 30, 2019;
(vi) if Ms. Santana elects coverage under COBRA, a cash payment equal to the employer contribution to the premium payment for actively employed senior executives, payable monthly through April 30, 2020;
(vii) a lump sum payment of up to $60,000 for reasonable outplacement services and affiliated job search expenses, for a period of up to one (1) year following the Termination Date;
(viii) a lump sum payment of up to $10,000 for legal fees incurred in connection with the Separation Agreement;
(ix) retention of her Company-provided iPhone; and
(x) an appreciation gift per Company policy.
Pursuant to the Side Letter, Ms. Santana will provide consulting services from the Termination Date through June 30, 2019 (the “Consulting Period”), Ms. Santana shall provide consulting services to Signet on an as-needed basis, as reasonably requested by Signet. Signet will pay Ms. Santana a fee of $125,000 in the aggregate during the Consulting Period, payable in two equal installments with the first installment payable on May 31, 2019 and the second installment payable following the end of the Consulting Period, subject to Ms. Santana’s execution of a release of claims against Signet, its affiliates and related parties.
For a period of 24 months after the Termination Date, Ms. Santana will be subject to non-competition and non-solicitation restrictions, in exchange for which she will be entitled to receive a lump sum payment of $150,000 within 30 days following the end of the Consulting Period (subject to the release noted above) and $150,000 at the end of the 24-month period. Mrs. Santana will also be subject to ongoing confidentiality restrictions, cooperation requirements and non-disparagement restrictions. Signet has also agreed to instruct its named executive officers, the successor Chief Financial Officer and the Board not to disparage Ms. Santana. The Separation Agreement contains other customary provisions.
All severance payments and benefits (other than any payments accrued prior to termination) were conditioned on Ms. Santana’s (a) execution of a release of claims against Signet, its affiliates and related parties, (b) full and continued cooperation in good faith with Signet, its subsidiaries and affiliates in connection with certain matters relating to Signet, its subsidiaries and affiliates, and (c) continued compliance with the restrictive covenants discussed above.
Ms. Santana is required to comply with written Board policies, including any policies relating to the clawback of compensation.
Sebastian Hobbs Separation Agreement
On April 3, 2019, Sterling entered into a separation agreement with Mr. Hobbs (the “Separation Agreement”) in connection with his separation from service on June 30, 2019, or such earlier date as determined by Sterling (the “Termination Date”). Mr. Hobbs’ service as President and Chief Customer Officer of Signet terminated effective April 4, 2019 (the “Transition Date”) and from the Transition Date through the Termination Date, Mr. Hobbs will serve as an advisor to the CEO. As of the Termination Date, Mr. Hobbs will be entitled to receive, in addition to any accrued but unpaid benefits or obligations:
(i) continued payment of base salary for 12 months;
(ii) an annual bonus for Fiscal 2020 based on actual performance for the full fiscal year;
(iii) with respect to the time-based restricted stock awards granted on April 7, 2017, and April 25, 2018, pro rata vesting based on the number of calendar days that have elapsed since the beginning of the applicable vesting cycle through the Termination Date;
(iv) with respect to the performance-based restricted stock unit awards granted on April 27, 2017, and April 25, 2018, at the end of each completed performance cycle for each such award, vesting calculated based on actual performance during the full performance cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable performance cycle through the Termination Date;
(vi) if Mr. Hobbs elects coverage under COBRA, a cash payment equal to the employer contribution to the premium payment for actively employed senior executives, payable monthly for 12 months; and
(vii) a lump sum payment of up to $10,000 for relocation of Mr. Hobbs’ household goods.

For a period of 12 months after the Termination Date, Mr. Hobbs will be subject to non-competition and non-solicitation restrictions. Mr. Hobbs will also be subject to ongoing confidentiality restrictions, cooperation requirements and non-disparagement restrictions. The Separation Agreement contains other customary provisions.
All severance payments and benefits (other than any payments accrued prior to termination) are conditioned on Mr. Hobbs’ (a) execution of a general release of claims against Signet, its affiliates and related parties, (b) full and continued cooperation in good faith with Signet, its subsidiaries and affiliates in connection with certain matters relating to Signet, its subsidiaries and affiliates, and (c) continued compliance with the restrictive covenants discussed above.
Mr. Hobbs is required to comply with written Board policies, including any policies relating to the clawback of compensation.

Termination Payments

Each of the NEOs is party to a termination protection agreement (described in the prior section) or other arrangement with the Company that may entitle him or her to payments or benefits in the event of:
•    Involuntary termination of employment without cause;
•    Termination due to death;
•    Termination due to disability;
•    Voluntary termination with good reason within one year following a change of control; and
•    Involuntary termination without cause following a change of control.
RETIREMENT BENEFITS
NEOs will also receive retirement benefits as disclosed in prior tables.
CHANGE OF CONTROL
Under the Omnibus Plan and award agreements, in the event of a corporate event or transaction involving the Company, a subsidiary and/or an affiliate, equity awards will be adjusted in such manner as the Compensation Committee shall determine. Under the terms of the Omnibus Plan, if a change of control occurs, unless otherwise prohibited by applicable law, or unless the Compensation Committee determines otherwise in an award agreement, the Committee may (but is not required to) make adjustments in the terms of outstanding awards, such as: (i) continuation or assumption by the surviving company or its parent; (ii) substitution by the surviving company or its parent of awards with substantially the same terms; (iii) accelerated exercisability, vesting and/or lapse of restrictions immediately prior to the occurrence of such event; (iv) upon written notice, provision for mandatory exercise of any outstanding awards, to the extent then exercisable, during a certain period (contingent on the consummation of the change of control) at the end of which the awards terminate; and (v) cancellation of all or any portion for fair value (as determined by the Compensation Committee). While it is the Compensation Committee’s intention in the event of a change of control to make adjustments in the terms of outstanding awards in accordance with (i) and (ii) above, as the Compensation Committee is unable to predict the exact circumstance of any change of control, it is considered prudent to reserve to itself the discretion of considering alternatives (iii), (iv) and (v) if the circumstances warrant it. Based on award agreements for outstanding awards, if the awards are not assumed or substituted upon a change of control, restricted shares will fully vest and performance units will vest on a prorated basis, based on the number of calendar days that have elapsed during the performance period through the change of control and based on actual performance to the time of the change of control compared to pro-rated performance targets; and if awards are assumed upon a change of control the restricted shares will continue to vest in accordance with their existing vesting schedule and performance units will be converted to time-based vesting units with a value equal to the value of the units that would have vested at the time of the change of control if the awards were not assumed or substituted, and such remaining award shall be subject to time-based vesting for the original performance period. Following the change of control, such modified awards will be subject to full vesting upon a termination without cause, and pro rata vesting upon a termination due to death, disability or retirement.
NON-COMPETITION COVENANTS AFFECTED BY CHANGE OF CONTROL
The duration of certain non-competition covenants could be amended with consent following termination of employment in the event of a change of control.
DEATH OR DISABILITY
If any of the NEOs had died or become disabled during Fiscal 2019, a pro rata portion of the unvested performance-based restricted share units and time-based restricted shares would have vested early, based on target performance for the performance-based restricted share units. For disability, pro rata awards are subject to prior completion of one year of service from the date of grant and calculated based on calendar days of service. The value of early vesting due to death and disability is shown in the Termination Payments table above. See the discussion of Agreements with NEOs above for additional information concerning death and disability benefits available to the NEOs.

RETIREMENT
If any of the NEOs had retired during Fiscal 2019, and had been of retirement age (which is 65 for all NEOs) a pro rata portion of the time-based restricted shares would vest on the retirement date and a pro-rated portion of the performance-based restricted share units would be eligible to vest at the end of the applicable performance period based on actual performance. Pro rata awards are subject to prior completion of one year of service from the date of grant and are calculated based on calendar days of service. None of the NEOs were of retirement age as of the last day of Fiscal 2019.

The below estimated values have been calculated on the basis that the NEO’s employment had been terminated as of February 1, 2019, the last business day of Fiscal 2019, using a NYSE closing market price as of that date ($23.97).

NEO		Involuntary termination without cause(1)(2)(3)	Death(4)	Disability(4)	Voluntary termination with good reason within one year following a change of control(1)(2)	Involuntary termination without cause following a change of control(1)(2)(5)
Virginia C. Drosos
	Cash severance:
	Base salary	$1,500,000	$750,000	$—	$2,250,000	$2,250,000
	Bonus	$3,566,250	$1,316,250	$1,316,250	$4,691,250	$4,691,250
	Total cash severance	$5,066,250	$2,066,250	$1,316,250	$6,941,250	$6,941,250
	Long term incentives:
	Accelerated vesting of performance-based restricted share units (6)	$1,608,075	$1,608,075	$921,431	$1,608,075	$2,217,896
	Accelerated vesting of time-based restricted shares (7)	$1,598,453	$1,596,672	$1,255,633	$1,598,453	$1,598,453
	Total value of long term incentives	$3,206,528	$3,204,747	$2,177,064	$3,206,528	$3,816,349
	Benefits and perquisites	$20,263	$—	$—	$30,395	$30,395
	Total	$8,293,041	$5,270,997	$3,493,314	$10,178,173	$10,787,994
Michele Santana
	Cash severance:
	Base salary	$700,000	$350,000	$—	$700,000	$700,000
	Bonus	$307,125	$307,125	$307,125	$307,125	$307,125
	Total cash severance	$1,007,125	$657,125	$307,125	$1,007,125	$1,007,125
	Long term incentives:
	Accelerated vesting of performance-based restricted share units (6)	$312,012	$472,468	$335,140	$312,012	$763,708
	Accelerated vesting of time-based restricted shares (7)	$130,843	$130,843	$62,643	$130,843	$390,903
	Total value of long term incentives	$442,855	$603,311	$397,783	$442,855	$1,154,611
	Benefits and perquisites	$20,263	$—	$—	$20,263	$20,263
	Total	$1,470,243	$1,260,436	$704,908	$1,470,243	$2,181,999

		Involuntary termination without cause(1)(2)(3)	Death(4)	Disability(4)	Voluntary termination with good reason within one year following a change of control(1)(2)	Involuntary termination without cause following a change of control(1)(2)(5)
Lynn Dennison
	Cash severance:
	Base salary	$650,000	$325,000	$—	$650,000	$650,000
	Bonus	$281,882	$281,882	$281,882	$281,882	$281,882
	Total cash severance	$931,882	$606,882	$281,882	$931,882	$931,882
	Long term incentives:
	Accelerated vesting of performance-based restricted share units (6)	$177,082	$252,827	$171,002	$177,082	$441,264
	Accelerated vesting of time-based restricted shares (7)	$75,196	$75,196	$34,569	$75,196	$224,383
	Total value of long term incentives	$252,278	$328,023	$205,571	$252,278	$665,647
	Benefits and perquisites	$20,263	$—	$—	$20,263	$20,263
	Total	$1,204,423	$934,905	$487,453	$1,204,423	$1,617,792
Mary Liz Finn
	Cash severance:
	Base salary	$515,000	$257,500	$—	$515,000	$515,000
	Bonus	$225,956	$225,956	$225,956	$225,956	$225,956
	Total cash severance	$740,956	$483,456	$225,956	$740,956	$740,956
	Long term incentives:
	Accelerated vesting of performance-based restricted share units (6)	$50,768	$50,768	$—	$50,768	$210,097
	Accelerated vesting of time-based restricted shares (7)	$23,949	$23,949	$—	$23,949	$113,138
	Total value of long term incentives	$74,717	$74,717	$—	$74,717	$323,235
	Benefits and perquisites	$20,263	$—	$—	$20,263	$20,263
	Total	$835,936	$558,173	$225,956	$835,936	$1,084,454
Sebastian Hobbs
	Cash severance:
	Base salary	$700,000	$350,000	$—	$700,000	$700,000
	Bonus	$307,125	$307,125	$307,125	$307,125	$307,125
	Total cash severance	$1,007,125	$657,125	$307,125	$1,007,125	$1,007,125
	Long term incentives:
	Accelerated vesting of performance-based restricted share units (6)	$218,401	$303,207	$207,077	$218,401	$534,579
	Accelerated vesting of time-based restricted shares (7)	$90,027	$90,027	$42,288	$90,027	$268,680
	Total value of long term incentives	$308,428	$393,234	$249,365	$308,428	$803,259
	Benefits and perquisites	$20,263	$—	$—	$20,263	$20,263
	Total	$1,335,816	$1,050,359	$556,490	$1,335,816	$1,830,647

(1)	Payments are subject to the execution of a release of claims and compliance with restrictive covenants.

(2)
Executives are entitled to the annual bonus for the fiscal year of termination based on actual performance. In the case of involuntary termination without cause, Ms. Drosos is entitled to target annual bonus in addition to her prorated bonus payment in the year of termination. In the case of termination following a change of control, Ms. Drosos is entitled to 1.5 times her target annual bonus in addition to her actual bonus payment in the year of termination.

(3)	Ms. Drosos will also receive these payments if the Company elects not to renew her termination protection agreement at the end of any term.

(4)	Executives are entitled to the pro-rata annual bonus for the fiscal year of termination based on actual performance.

(5)	Ms. Drosos will also receive these payments if the Company elects not to renew her termination protection agreement at the end of any term within one year following a change of control.

(6)
Performance-based restricted share unit awards granted in Fiscal 2018 and Fiscal 2019 are earned based on actual performance during the full performance period in the event of an involuntary termination without cause, termination with good reason within one year following a change in control or retirement. Since the performance periods for those grants have not been completed, the values reflect target performance, which may be higher or lower than actual performance. In the event of a change in control, the table assumes that awards are substituted in connection with the transaction and performance-based restricted share unit awards will convert to time-based restricted share awards, based on actual performance through the time of the change of control compared to pro-rated performance targets.

(7)	In the event of a change in control, the table assumes that awards are substituted in connection with the transaction.

The amounts reported in the above table are hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments will depend on the circumstances and timing of any termination of employment or other triggering event, and compliance with confidentiality, non-solicitation and non-competition restrictions (see “NEO Agreements” above). The amount of annual bonus payable upon certain events of termination is based on, where appropriate, the Company’s actual performance in Fiscal 2019. The value attributed to accelerated vesting of performance-based restricted share units, as applicable, payable upon certain events of termination is based on the Company’s actual performance for performance-based restricted share units granted in Fiscal 2017 and target performance for restricted share units granted in Fiscal 2018 and Fiscal 2019.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, the Company is providing the following estimate of the relationship of the median annual total compensation of its employees and the annual total compensation of its CEO, Virginia C. Drosos.
RATIO
For Fiscal 2019 the annual total compensation of the employee identified at the median of the Company (not including the CEO), was $37,794, and the annual total compensation of the CEO was $8,896,303.
Based on this information, for Fiscal 2019 the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all the Company’s employees other than the CEO was 235 to 1.
METHODOLOGY
The following information was used to identify the median of the annual total compensation of all employees (other than the CEO):

•	As of January 20, 2019, the employee population consisted of 37,104 individuals working at Signet and its consolidated subsidiaries, with employees located in North America, Europe, Asia and Africa.

•	To determine the “median employee,” the Company used base pay plus bonus and commissions, as applicable, as its measure of compensation.
The “median employee” was a full-time Sales Associate located in the U.S., with annual total compensation in Fiscal 2019 of $37,794.
EVALUATING THE CEO PAY RATIO DISCLOSURE
Of Signet’s 37,104 employees, 14,898, or 40.2%, were part-time or seasonal employees. Like other large retailers, a sizeable portion of Signet’s workforce is employed on a part-time or seasonal basis. For these reasons, as well as the flexibility allowed by the SEC in calculating this ratio, the Company’s ratio may not be comparable to ratios at other companies.

Equity Compensation Plan Information

The following table sets forth certain information, as of February 2, 2019, concerning Common Shares authorized for issuance under all of the Company’s equity compensation plans.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)[3]
Equity compensation plans approved by security holders	2,135,408	$18.40	3,532,610
Equity compensation plans not approved by security holders	—	$—	—
Total	2,135,408	$18.40	3,532,610

(1)	Shares indicated include vesting of all future performance conditions being achieved at maximum levels.

(2)	Calculated at an exchange rate of £1:$1.31.

(3)	The shares remaining available for issuance may be issued in the form of stock options, restricted stock, restricted stock units or other stock awards under the 2018 Omnibus Incentive Plan.

Director Compensation

The following table summarizes the total compensation of each of the Company’s Directors during Fiscal 2019.

Independent Director	Fees earned or paid in cash	Stock awards(1)	Total
H. Todd Stitzer	$280,000	$221,019	$501,019
R. Mark Graf	$105,000	$140,633	$245,633
Zackery Hicks(2)	$28,350	$87,551	$115,901
Helen McCluskey	$125,000	$140,633	$265,633
Sharon L. McCollam	$112,125	$183,148	$295,273
Marianne Miller Parrs	$116,325	$140,633	$256,958
Thomas Plaskett	$116,438	$140,633	$257,071
Nancy A. Reardon	$107,013	$183,148	$290,161
Jonathan Sokoloff(3)	$105,000	$140,633	$245,633
Brian Tilzer	$105,000	$140,633	$245,633
Eugenia Ulasewicz	$125,000	$140,633	$265,633
Russell Walls(4)	$37,800	$—	$37,800

(1)
In accordance with FASB ASC Topic 718, the amounts calculated are based on the aggregate grant date fair value of the shares (in the column entitled “Stock awards”). Shares were granted to Mr. Hicks upon his appointment to the Board on October 26, 2018, and to all other independent Directors on the day of the Annual Meeting of Shareholders. For information on the valuation assumptions, refer to note 25 in the Signet Annual Report on Form 10-K for Fiscal 2019. In addition, shares with a grant date fair value of $42,514 were issued to each of Ms. McCollam and Ms. Reardon in consideration of their service from their appointment on March 13, 2018, until the Annual Meeting of Shareholders in June 2018.

(2)	Mr. Hicks was appointed to the Board in October 2018.

(3)	Mr. Sokoloff’s cash fee of $105,000 was paid to Leonard Green & Partners L.P.

(4)	Mr. Walls resigned from the Board on June 15, 2018.
ANNUAL COMPENSATION
The Chairman of the Board receives an annual fee of $500,000, which is split into a cash payment of $280,000 and $220,000 paid in Common Shares on the day of the Annual Meeting of Shareholders.
The annual fee for independent Directors is $245,000, which is split into a cash payment of $105,000 and $140,000 paid in Common Shares on the day of the Annual Meeting of Shareholders. No committee meeting fees are payable, but additional annual amounts are paid to the Chair of each Board Committee: $30,000 for the Audit Committee, $25,000 for the Compensation Committee, $20,000 for the Nomination and Corporate Governance Committee and $20,000 for the Corporate Social Responsibility Committee.
SHARE OWNERSHIP
The Company’s Share Ownership Policy applies to Directors to better align their interests with those of Shareholders over the long term.
The Chairman is expected to achieve a minimum share ownership value of $700,000 within five years of being elected as Chairman. The independent Directors are expected to achieve a minimum share ownership of three times the value of their annual share award within five years of election to the Board. Once these share ownership holdings are achieved at any given share price, the requirement is considered to have been met notwithstanding any subsequent change in share price. The minimum holding is to be maintained while he or she is a Director of the Company. Each of the Directors is in compliance with the Share Ownership Policy.
INDEMNIFICATION
The Company has entered into indemnification agreements with the independent Directors of the Company, agreeing to indemnify them against expenses, judgments, fines and amounts paid in settlement of, or incurred in connection with, any threatened, pending or completed action, suit or proceeding in which the Director was or is, or is threatened to be made, a party by reason of his or her service as a Director, officer, employee or agent of the Company, provided that the Director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company and, with respect to any criminal action or proceeding, provided he or she had reasonable cause to believe such actions were lawful. Each indemnification agreement also provides for the advance of expenses incurred by the Director in defending any proceeding.

Shareholder Q&A

When and where can I find the Proxy Statement and Internet Notice?
The Signet Proxy Statement and Internet Notice were filed with the SEC and published on the Company’s website, www.signetjewelers.com/shareholders, on April 30, 2019. The Internet Notice will be emailed or mailed to shareholders on or around April 30, 2019. The Signet Annual Report on Form 10-K for Fiscal 2019 was filed with the SEC on April 3, 2019 and is published on the Company’s website. Hard copies of Signet’s proxy materials will be mailed to those shareholders who have requested these on or around April 30, 2019.

What is included in Signet’s proxy materials?
Signet’s proxy materials include the Proxy Statement and Annual Report to Shareholders for Fiscal 2019. In line with SEC rules, Signet emails or mails many Shareholders the Internet Notice informing them of the availability of proxy materials on the Signet website. The Internet Notice, when mailed to Shareholders, also incorporates Signet’s Proxy Voting Instructions.

How do I register my email address for email delivery of proxy materials?
You can register your email address for email delivery of proxy materials in any one of the following ways:

	U.S. Shareholders	UK and other non-U.S. Shareholders
Telephone:	888-776-9962	0800 181 4722*
Email:	info@astfinancial.com Please include the words “Proxy Materials Signet Jewelers Limited” in the subject line.	enquires@linkgroup.co.uk Please include the words “Proxy Materials Signet Jewelers Limited” in the subject line.
*Or +44 371 664 0300 from outside the United Kingdom. Calls to Freephone numbers will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate.

Signet encourages Shareholders to take advantage of the availability of proxy materials on the Company’s website and register for email delivery. This allows the Company to significantly reduce its printing and postage costs while ensuring timely delivery to Shareholders and supporting the Company’s commitment to environmental stewardship.

What will I receive if I register for email delivery?
Shareholders registered for email delivery of Signet proxy materials will receive an email on or around April 30, 2019. The email will contain a link to proxy materials available on the Signet website and details on how to vote.

How do I request a hard copy of the Company’s proxy materials?
Instructions for requesting a hard copy of Signet’s proxy materials can be found on the Internet Notice and on the Company’s website: www.signetjewelers.com/shareholders. You can also request a hard copy using the same contact details provided under “How do I register my email address for email delivery of proxy materials?” above.

Who is entitled to vote at the 2019 Annual Meeting of Shareholders?
You are entitled to vote at the 2019 Annual Meeting of Shareholders, and any postponement(s) or adjournment(s) thereof, if you owned Signet Jewelers Limited shares as of the close of business on April 18, 2019, the record date for the Meeting. On the record date there were 51,886,137 Common Shares issued and outstanding, excluding treasury shares, and 625,000 Series A Convertible Preference Shares issued and outstanding. Each issued and outstanding Common Share is entitled to one vote on each matter at the Meeting. The holders of the Series A Convertible Preference Shares are entitled to a number of votes equal to the largest number of Common Shares into which all Series A Convertible Preference Shares held by such holders could then be converted. As of the record date, up to 7,103,750 Common Shares were issuable to the holders upon conversion.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of record	Beneficial owner of shares held in street name
If your shares were registered directly in your name with one of Signet’s registrars (American Stock Transfer & Trust Company for U.S. Shareholders, and Link Asset Services for UK and other non-U.S. Shareholders) on the record date, you are considered the shareholder of record for those shares.
If your shares were registered with a broker, bank or other nominee on the record date, you are considered a beneficial owner of shares held in street name.
Signet’s Internet Notice or hard copy proxy materials will be provided directly to you.
Signet’s Internet Notice or hard copy proxy materials will be forwarded to you by that entity, which is considered the shareholder of record for those shares. Your broker, bank or other nominee will send you details on how to vote your shares, and you must follow their instructions to vote.

Who can attend the 2019 Annual Meeting of Shareholders and vote in person?
Shareholders of record at the close of business on the record date and their proxies / corporate representatives are entitled to attend and vote at the Meeting.
Beneficial owners of shares held in street name may also attend but must bring proof of ownership to be admitted to the Meeting (for example, a brokerage statement or letter from your broker, bank or other nominee). To vote in person at the Meeting, a beneficial owner of shares held in street name must bring a valid “legal proxy” in their name, issued by the entity that holds their shares.

When is broker discretionary voting permitted and what is the effect of broker non-votes?
In accordance with NYSE rules, in circumstances where a broker, bank or other nominee does not receive specific voting instructions from the beneficial owner of the relevant shares, the broker may use his discretion to vote those shares on certain routine matters on the beneficial owner’s behalf. At the 2019 Annual Meeting of Shareholders, broker discretionary voting is only permitted with respect to Proposal 2—Appointment of KPMG as Independent Auditor.
A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What proposals are being voted on at the 2019 Annual Meeting of Shareholders, what vote is required to approve each proposal and what is the effect of abstentions and broker non-votes?

Proposal	Board’s Recommendation	Vote Required to Approve	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of Directors
a) H. Todd Stitzer
b) Virginia C. Drosos
c) R. Mark Graf
d) Zackery Hicks
e) Helen McCluskey
f) Sharon L. McCollam
g) Nancy A. Reardon
h) Jonathan Seiffer
i) Jonathan Sokoloff
j) Brian Tilzer
k) Eugenia Ulasewicz
	FOR each Director nominee	Majority of the votes cast FOR each Director nominee	No effect - not counted as votes cast	No effect -not counted as votes cast
2. Appointment of KPMG as Independent Auditor	FOR	Majority of the votes cast FOR	No effect - not counted as votes cast	Not applicable -broker discretionary voting is permitted
3. Approval, on a Non-Binding Advisory Basis, of the Compensation of the Company’s Named Executive Officers (the “Say-on-Pay” vote)	FOR	Majority of the votes cast FOR (advisory only)	No effect - not counted as votes cast	No effect - not counted as votes cast
What is a proxy and how does proxy voting work?
A proxy is your legal designation of another person (or persons) to attend and vote your shares at a meeting on your behalf. The person you so designate is known as your proxy.
Your proxy need not be a Shareholder of the Company, but must attend the Annual Meeting of Shareholders in person to vote your shares. You can direct your proxy to vote your shares FOR or AGAINST, or to ABSTAIN from voting with respect to each matter to be voted on at the meeting. A proxy must vote your shares at the Meeting in accordance with your instructions.
The Board has designated H. Todd Stitzer and Lynn Dennison (each with full power of substitution) as proxies available to Shareholders for the 2019 Annual Meeting of Shareholders.
If you appoint a proxy, you may still attend the 2019 Annual Meeting of Shareholders and vote in person. If you vote in person at the Meeting, you will have effectively revoked any previously appointed proxies.
What happens if I appoint more than one proxy?
If you appoint more than one proxy, each proxy must be appointed to exercise the rights attaching to different shares held by you. In circumstances where the Company’s registrars receive two or more valid proxy forms in respect of the same share(s) and the same meeting, the form dated last will be treated as replacing and revoking the other(s).
If you appoint a proxy designated by the Board but do not provide voting instructions, the shares represented by your proxy voting instructions will be voted in accordance with the recommendation of the Board.

If you submit voting instructions but do not name a proxy, the Chairman of the Meeting will be appointed as your proxy.
How do I vote?
Details of how Shareholders can appoint a proxy to vote on their behalf at the 2019 Annual Meeting of Shareholders, and any postponement(s) or adjournment(s) thereof, can be found in the table below.

	U.S. Shareholders	UK and other non-U.S. Shareholders
Online via the Signet website:	www.signetjewelers.com/shareholders
By telephone:	Call toll-free 1-800-PROXIES (1-800-776-9437)	Not applicable
By mail:

Your Proxy Voting Instructions must be signed to be valid. If signed under a power of attorney or other authority, a copy of this authority must be sent to the registrar with your Proxy Voting Instructions.

Return your duly completed and signed Proxy Voting Instructions to the Company’s U.S. registrar:

American Stock Transfer & Trust
Company Operations Center
6201 15th Avenue
Brooklyn, NY 11219
United States
Return your duly completed and signed Proxy Voting Instructions to the Company’s UK registrar: Link Asset Services PXS1 34 Beckenham Road Beckenham Kent BR3 4TU United Kingdom
Deadline for receipt by the Company’s registrars:	12:01 am Atlantic Time (4:01 am British Summer Time) on June 14, 2019 (11:01 pm Eastern Daylight Time on June 13, 2019)

Submitting proxy instructions will not prevent a Shareholder from attending the Annual Meeting of Shareholders.
Can I change my proxy appointment and/or voting instructions?
You can change your proxy appointment and/or voting instructions before the deadline of 12:01 am Atlantic Time (4:01 am British Summer Time) on June 14, 2019 (11:01 pm Eastern Daylight Time on June 13, 2019) by re-submitting your vote as detailed in “How do I vote?” above.
In circumstances where two or more valid forms in respect of the same share(s) and the same meeting are received, the form dated last will be treated as replacing and revoking the other(s).
You may also attend the Annual Meeting of Shareholders and change your vote by voting in person.
If you are a beneficial owner of shares held in street name and you vote by proxy, you may change your vote by submitting new instructions to your broker, bank or other nominee in accordance with that entity’s procedure.
Can I revoke the appointment of my proxy without appointing another?
If you are a shareholder of record, you can revoke the appointment of your proxy at any time before your shares are voted by submitting a written notice of revocation to the Company’s registrar. U.S. Shareholders should send their written notice of revocation to American Stock Transfer & Trust. UK and other non-U.S. Shareholders should send their written notice of revocation to Link Asset Services. Contact details for both can be found in the table under the heading “How do I vote?” above.
You can also revoke the appointment of your proxy by attending the 2019 Annual Meeting of Shareholders and giving notice of revocation in person. If you vote in person at the Annual Meeting of Shareholders, you will have effectively revoked any previously appointed proxies.
Beneficial owners of shares held in street name must follow the instructions of their broker, bank or other nominee to revoke their voting instructions.
Will my shares be voted if I do nothing?
If you are a shareholder of record and do not appoint a proxy, submit voting instructions or attend the 2019 Annual Meeting of Shareholders to vote in person, your shares will not be voted.
If you are a beneficial owner of shares held in street name, your broker, bank or other nominee may use their discretion to vote your shares with respect to Proposal 2—Appointment of KPMG as Independent Auditor.
What constitutes a quorum in order to transact business at the 2019 Annual Meeting of Shareholders?
The presence at the start of the 2019 Annual Meeting of Shareholders, in person or by proxy, of two holders of Common Shares will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are treated as present, and are therefore counted in determining the existence of a quorum. The Corporate Secretary will determine whether or not a quorum is present at the Meeting.
How will voting be conducted at the 2019 Annual Meeting of Shareholders?
Voting at the 2019 Annual Meeting of Shareholders will be conducted by way of a poll. The Company’s U.S. registrar, American Stock Transfer & Trust Company, will be present at the Meeting to explain the voting procedure, conduct the poll, count votes, and certify the results. As each proposal is introduced to the Meeting, Shareholders will be given the opportunity to ask questions. The poll vote will take place at the end of the Meeting in order to simplify the voting procedure.

When and where can I find the final results of the Annual Meeting of Shareholders?
Final voting results will be available on Signet’s website and filed with the SEC as soon as practicable after the conclusion of the Meeting. The results will confirm the number of votes cast for and against each proposal as well as abstentions and broker non-votes (where applicable).
What happens if additional matters are presented at the 2019 Annual Meeting of Shareholders?
The Company’s management are not aware of any matters other than those discussed in this Proxy Statement that will be presented to the 2019 Annual Meeting of Shareholders.
If other matters are properly presented at the Meeting, your shares will be voted in accordance with the recommendation of the Board if:

•	you appointed a proxy designated by the Board; or

•	the Chairman of the Meeting was appointed as your proxy because you submitted voting instructions (for other proposals) but did not name a proxy.
How do I submit a shareholder proposal for the Company’s 2020 Annual Meeting of Shareholders?
Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act will be considered for inclusion in the Company’s 2020 Proxy Statement and proxy card if received in writing by the Corporate Secretary on or before January 1, 2020. Notice of the proposal must comply with SEC rules, Bye-law 26 of the Company’s Bye-laws, and be a proper subject for shareholder action under Bermuda law.
Pursuant to Bye-law 26 of the Company’s Bye-laws, in order for business to be properly brought before the Company’s 2020 Annual Meeting of Shareholders, notice must be received in writing by the Corporate Secretary no earlier than February 15, 2020 and no later than March 16, 2020. The additional procedures detailed in Bye-law 26 must also be followed. The Company’s Bye-laws can be found on Signet’s website: www.signetjewelers.com.
Under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require the Company to give notice to its shareholders of a proposal intended to be submitted at an Annual Meeting of Shareholders. Generally, notice of such a proposal must be received not less than six weeks before the date of the Meeting and must otherwise comply with the requirements of Bermuda law.
Shareholder proposals should be sent to the Company at 375 Ghent Road, Akron, OH 44333, U.S.A., addressed for the attention of the Corporate Secretary.
Why has my household only received a single copy of the Internet Notice?
Shareholders who share a single address will receive a single Internet Notice (or a single set of proxy materials if a hard copy has been requested) unless contrary instructions have previously been received by the Company. This practice, known as “householding,” is permitted under Exchange Act rules and allows the Company to significantly reduce its printing and postage costs while reducing environmental impact. Copies of the Internet Notice and proxy materials can be found on Signet’s website: www.signetjewelers.com, and the Company will promptly deliver, upon written or oral request, a separate copy of the Internet Notice and/or a full set of proxy materials to any shareholder residing at an address to which only one copy was mailed. Please address such a request to the Corporate Secretary at 375 Ghent Road, Akron, Ohio, 44333 U.S.A. or 330-668-5000.
If your household receives a single Internet Notice and/or set of proxy materials, but would prefer to receive separate copies of current and/or future documents, please address a request to Signet Jewelers, 375 Ghent Road, Akron, Ohio, 44333 U.S.A. or telephone 330-668-5000. If you would like to receive a single copy in the future rather than multiple copies, please contact the Company in the same way. Copies will be sent promptly and without charge.
Beneficial owners who would like to change the number of copies received should contact their broker, bank or other nominee to request the change.
Who bears the cost of proxy solicitation?
The Company bears the cost of soliciting proxies which may occur by internet, mail and/or telephone. The Company will also request that banks, brokers, custodian nominees and fiduciaries supply proxy materials to beneficial owners of the Company’s Common Shares of whom they have knowledge and reimburse them for their expenses in so doing. Certain Directors, officers and employees of the Company may solicit proxies personally or by mail, email, telephone or fax without additional compensation. The Company has engaged D.F. King & Co., Inc. to solicit proxies on its behalf. The anticipated cost of D.F. King’s services is estimated to be approximately $10,000 plus reasonable out-of-pocket expenses.

ANNUAL MEETING OF SHAREHOLDERS OF

SIGNET JEWELERS

June 14, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.signetjewelers.com/shareholders** and follow the on-screen instructions or scan the QR code with your smartphone. Have this Proxy Card available when you access the web page, and use the Company Number and Account Number shown.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **+1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have this Proxy Card available when you call and use the Company Number and Account Number shown.

MAIL - Complete, sign, date and mail this Proxy Card in the envelope provided as soon as possible.

Voting instructions as set out above must be received by 12:01 am Atlantic Time on June 14, 2019, which would be 11:01 pm Eastern Daylight Time on the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting of Shareholders.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided if you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE LISTED IN PROPOSAL 1 AND A VOTE "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

SIGNET JEWELERS

June 14, 2019

Please sign, date and mail this proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE LISTED IN PROPOSAL 1 AND A VOTE "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN

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SIGNET JEWELERS LIMITED

Proxy for the Annual Meeting of Shareholders on June 14, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints H. Todd Stitzer and Lynn Dennison, or either of them, each with full power of substitution and power to act alone, as proxies to vote (in accordance with the accompanying voting instructions or, in the absence of instructions on a matter, in the proxy's discretion) all the Common Shares which the undersigned would be entitled to vote if personally present and acting on all matters which may properly come before at the Annual Meeting of Shareholders of Signet Jewelers Limited, to be held at Hamilton Princess, 76 Pitts Bay Road, Hamilton, HM 08, Bermuda, on Friday, June 14, 2019, at 11:00 a.m. Atlantic Time, and at any adjournments or postponements thereof, as set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE LISTED IN PROPOSAL 1 AND A VOTE "FOR" PROPOSALS 2 AND 3. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

(Continued and to be signed on the reverse side.)

1.1

14475

SIGNET JEWELERS

To Be Held On:

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet and should not be regarded as a substitute for reading the proxy materials. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. Please make the request as instructed below on or before June 2, 2019 to facilitate timely delivery.

The materials listed below are avaiable at http://www.signetjewelers.com/shareholders

- Notice of Annual Meeting of Shareholders
- Proxy Statement
- Proxy Voting Instructions (Proxy Card)
- Annual Report to Shareholders for the fiscal year ended February 2, 2019

TO REQUEST MATERIAL:

TELEPHONE: 888-776-9962 or +1-718-921-8562 (for international callers)

E-MAIL: info@astfinancial.com

WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:

ONLINE: To access your online Proxy Card, please visit www.signetjewelers.com/shareholders and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions up until 12:01 am Atlantic Time on June 14, 2019, which would be 11:01 pm Eastern Daylight Time on the day before the meeting.

IN PERSON: You may vote your shares in person by attending the Annual Meeting of Shareholders.

TELEPHONE: Call **1-800-PROXIES** (1-800-776-9437) or **+1-718-921-8562** (for international callers) from any touch-tone telephone to transmit your voting instructions up until 12:01 am Atlantic Time on June 14, 2019, which would be 11:01 pm Eastern Daylight Time on the day before the meeting. Have your Proxy Card available when you call and then follow the instructions.

MAIL: If you wish to vote by mail, you may request a Proxy Card by following the instructions above.

2. Appointment of KPMG LLP as independent auditor of the Company and authorization of Audit Committee to determine compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE LISTED IN PROPOSAL 1 AND A VOTE "FOR" PROPOSALS 2 AND 3.

ANNUAL MEETING OF SHAREHOLDERS OF SIGNET JEWELERS

June 14, 2019

PROXY VOTING INSTRUCTIONS
FOR UK & OTHER NON-US SHAREHOLDERS

INTERNET - Access www.signetjewelers.com/shareholders and follow the on-screen instructions. You will need your Investor Code shown below to register for the Capita Signal Shares Portal if you have not previously done so.

MAIL – Complete, sign, date and mail this Proxy Card in the envelope provided as soon as possible. The deadline for receipt is 12:01am Atlantic Time (4:01am British Summer Time) on June 14, 2019.

IN PERSON – You may vote your shares in person by attending the Annual Meeting of Shareholders.

↓ Please detach along perforated line and mail in the envelope provided if you are not voting via the Internet. ↓

Event Code: S559A78134 Investor Code: Barcode:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE LISTED IN PROPOSAL 1, AND A VOTE "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SIGNET JEWELERS LIMITED

Proxy for the Annual Meeting of Shareholders on June 14, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints H. Todd Stitzer and Lynn Dennison, or either of them, each with full power of substitution and power to act alone, as proxies to vote (in accordance with the accompanying voting instructions or, in the absence of instructions on a matter, in the proxy's discretion) all the Common Shares which the undersigned would be entitled to vote if personally present and acting on all matters which may properly come before at the Annual Meeting of Shareholders of Signet Jewelers Limited, to be held at Hamilton Princess, 76 Pitts Bay Road, Hamilton, HM 08, Bermuda, on Friday, June 14, 2019, at 11:00 a.m. Atlantic Time, and at any adjournments or postponements thereof, as set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE LISTED IN PROPOSAL 1, AND A VOTE "FOR" PROPOSALS 2 AND 3. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

(Continued and to be signed on the reverse side.)

UK & Other Non-US Shareholders
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

SIGNET JEWELERS

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet and should not be regarded as a substitute for reading the proxy materials. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. Please make the request as instructed below on or before June 2, 2019 to facilitate timely delivery.

The materials listed below are available at http://www.signetjewelers.com/shareholders.

TO REQUEST MATERIAL:

TELEPHONE: 0800 181 4722 or +44 371 664 0300 (from outside the United Kingdom)
Calls to Freephone numbers will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate. Lines are open between 09:00 - 17:30 British Summer Time, Monday to Friday excluding public holidays in England and Wales.
E-MAIL: enquiries@linkgroup.co.uk
WEBSITE: www.signalshares.com

TO VOTE:

ONLINE: To access your online proxy card, please visit **www.signetjewelers.com/shareholders** and follow the on-screen instructions. You may enter your voting instructions up until June 14, 2019 at 12:01 a.m. Atlantic Time (4:01am British Summer Time), which is approximately 11 hours before the start of the meeting.
IN PERSON: You may vote your shares in person by attending the Annual Meeting of Shareholders.
MAIL: If you wish to vote by mail, you may request a proxy card by following the instructions above.

Investor Code:

2. Appointment of KPMG LLP as independent auditor of the Company and authorization of Audit Committee to determine compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE LISTED IN PROPOSAL 1, AND A VOTE "FOR" PROPOSALS 2 AND 3.